Exhibit 10.1

MASTER LEASE
by and between

FNLR 1SEA LLC,

as Landlord,

and

FIRST SEACOAST BANK,

as Tenant

TABLE OF CONTENTS
Page

ARTICLE I PROPERTY
1.1   Property
1.2   Single, Unitary, Integrated, Indivisible Lease
1.3   Joint and Several Liability
1.4   Term
1.5   Renewal Term
1.6   Reservation of Rights Concerning Leases
1.7   Separation of Leases
ARTICLE II DEFINITIONS
2.1   Definitions
ARTICLE III RENT
3.1   Rent
3.2   Late Payment of Rent
3.3   Method of Payment of Rent and Other Sums and Charges
3.4   Net Lease
ARTICLE IV IMPOSITIONS
4.1   Impositions
4.2   Permitted Contests
4.3   General Tax Indemnity
4.4   Utility Charges
ARTICLE V NO ABATEMENT
5.1   No Termination, Abatement, Etc.
5.2   Assumption of Risk of Loss
ARTICLE VI OWNERSHIP OF PROPERTY
6.1   Ownership of the Property
6.2   Tenant’s Property
ARTICLE VII CONDITION AND USE OF PROPERTY
7.1   Condition of the Property
7.2   Use of the Property; Permitted, Prohibited and Restricted Uses
7.3   Operating Covenant
ARTICLE VIII ALTERATIONS
8.1   Alteration and Additions
8.2   Title to Alterations
ARTICLE IX TRANSFER
9.1   Transfer; Subletting and Assignment
9.2   Subletting
9.3   Permitted Assignments
9.4   Required Assignment and Subletting Provisions
9.5   Costs
9.6   No Release of Tenant’s Obligations
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i

ARTICLE X MAINTENANCE
10.1   Maintenance and Repair; Trade Fixtures
10.2   Landlord’s Warranties and Guaranties
10.3   Immediate Repairs
ARTICLE XI INSURANCE
11.1   General Insurance Requirements
11.2   Policy Requirements
11.3   Waiver of Subrogation
11.4   Payment of Premiums
11.5   Blanket Policies
ARTICLE XII CASUALTY AND CONDEMNATION
12.1   Casualty; Property Insurance Proceeds
12.2   Tenant’s Obligations Following Casualty
12.3   No Abatement of Rent
12.4   Waiver
12.5   Insurance Proceeds Paid to Landlord Mortgagee
12.6   Tenant’s Right to Terminate Upon Damage Near End of Term
12.7   Condemnation
12.8   Condemnation Proceeds Paid to Landlord Mortgagee
ARTICLE XIII DEFAULT
13.1   Events of Default
13.2   Certain Remedies
13.3   Damages
13.4   Receiver
13.5   Waiver
13.6   Application of Funds
13.7   Landlord’s Right to Cure Tenant’s Default
ARTICLE XIV LANDLORD’S FINANCING
14.1   Landlord’s Financing
14.2   Attornment
14.3   Cooperation with Securitization
14.4   Landlord Mortgagee Generally
14.5   Limitation of Successor Landlord Liability
14.6   Lease Modifications
14.7   Notice of Default to Landlord Mortgagee
14.8   Delivery of Notices to Landlord Mortgagee
14.9   Right of Landlord Mortgagee to Enforce Lease
14.10  Exercise of Landlord’s Discretion
14.11  Cure of Landlord Defaults
14.12  Indemnification
ARTICLE XV TENANT FINANCING
15.1   No Leasehold Mortgages
ARTICLE XVI NO MERGER
16.1   No Merger
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ARTICLE XVII CONVEYANCE BY LANDLORD
17.1   Conveyance by Landlord
ARTICLE XVIII QUIET ENJOYMENT
18.1   Quiet Enjoyment
ARTICLE XIX NOTICES
19.1   Notices
ARTICLE XX ENVIRONMENTAL INDEMNITY
20.1   Hazardous Substances
20.2   Notices
20.3   Remediation
20.4   Indemnity
20.5   Environmental Inspections
20.6   Survival
20.7   Potable Well Water
ARTICLE XXI MISCELLANEOUS
21.1  Survival
21.2   Partial Invalidity
21.3   Non Recourse
21.4   Successors and Assigns
21.5   Governing Law
21.6   Consent to Jurisdiction; Waiver of Trial by Jury
21.7   Entire Agreement
21.8   Headings
21.9   Counterparts
21.10 Interpretation
21.11 Time of Essence
21.12 Further Assurances
21.13 Landlord’s Right to Inspect and Show the Property
21.14 Acceptance of Surrender
21.15 Non Waiver
21.16 Accord and Satisfaction
21.17 Liens
21.18 Cumulative Remedies
21.19 Confidentiality and Media Releases
21.20 Authority
21.21 Overdue Rate
21.22 Delivery of Information
ARTICLE XXII MEMORANDUM OF LEASE
22.1  Memorandum of Lease
ARTICLE XXIII BROKERS
23.1  Brokers
ARTICLE XXIV ANTI TERRORISM
24.1  Anti Terrorism Representations
ARTICLE XXV REIT PROTECTION
25.1  REIT Protection
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ARTICLE XXVI FAIR MARKET RENT—APPRAISAL
26.1  Fair Market Rent
ARTICLE XXVII OFFICERS’ CERTIFICATES—STATUS OF LEASE
27.1  Certificate of Tenant
27.2  Certificate of Landlord
ARTICLE XXVIII CONDITION OF PROPERTY ON EXPIRATION OR TERMINATION OF MASTER LEASE
28.1  Delivery of Property
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MASTER LEASE
This MASTER LEASE (this “Master Lease”) is entered into as of June 11, 2024 (the “Effective Date”), by and between FNLR 1SEA LLC, a Delaware limited liability company (together with its successors and assigns, collectively, jointly and severally, “Landlord”), and FIRST SEACOAST BANK, a federally chartered savings bank (together with their permitted successors and assigns, collectively, jointly and severally, “Tenant”).
RECITALS
Landlord is the fee owner of the Property (as defined below).
Landlord desires to lease the Property, as one economic unit, to Tenant, and Tenant desires to lease the Property, as one economic unit, from Landlord, upon the terms set forth in this Master Lease.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I PROPERTY
1.1 Property.  Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to the following (individually and collectively, as the context may require, as one economic unit, the “Property”):
(a) the tracts, pieces and parcels of land, as more particularly described in Exhibit A (collectively, the “Land”);
(b) (i) all buildings, structures, Fixtures (defined below) and other improvements of every kind now or hereafter located on the Land, together with (ii) all parking areas and roadways appurtenant to such buildings and structures (collectively, the “Leased Improvements”);
(c) all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements, together with all replacements, modifications, alterations and additions thereto, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including all HVAC equipment, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air‑ and water‑pollution‑control, waste‑disposal, air‑cooling and air‑conditioning systems and apparatus, security systems, sprinkler systems and fire‑ and theft‑protection equipment, elevators, escalators and lifts (the “Fixtures”), all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing and all replacements, modifications, alterations and additions thereto; provided, that the foregoing shall exclude all items included within Tenant’s Property; and

(d) the Property is leased together with and shall be subject to all of the following (individually, an “Encumbrance” and collectively, “Encumbrances”):  (i) any mortgage, deed of trust, lien, charge, pledge, improvisation, security interest, defect in title, encroachment, or other matter whatsoever affecting title to any of the Property or any portion thereof or any interest therein, whether or not of record, (ii) all Operating Agreements and other matters relating to, affecting or appertaining to the Property, the Land, the Leased Improvements, the  as of the Commencement Date and such subsequent Operating Agreements, covenants, conditions, restrictions, easements, declarations and other matters as may be agreed to by Landlord (or by Tenant, with Landlord’s prior reasonable consent) so long as the same do not adversely affect the Property and otherwise are consistent with the terms and conditions of this Master Lease, in each case whether or not of record, and (iii) all Permitted Encumbrances, including any matters which would be disclosed by an inspection or accurate survey of the Property; provided, however, that Landlord shall not from and after the date of this Master Lease without Tenant’s prior written consent further encumber the Property in such a manner as would materially interfere with Tenant’s use, occupancy or operation of the Property or materially increase Tenant’s obligations or liabilities or materially decrease Tenant’s rights or remedies under this Master Lease.
1.2 Single, Unitary, Integrated, Indivisible Lease. This Master Lease constitutes one single, unitary, integrated, indivisible lease of the entirety of the Property and not separate or severable leases governed by similar terms.  The Property constitutes one indivisible, integrated economic unit, and the Base Rent and all other economic and other material lease provisions have been extensively negotiated and agreed to, based on the understanding and agreement of the parties (and each of the parties has entered into this Master Lease in reliance thereon, and it is a material inducement to each of them), that the demise of all of the Property to Tenant herein is a single, unitary, integrated, indivisible, composite, and inseparable transaction.  Except as expressly provided in this Master Lease for specific purposes (and then only to the extent so expressly provided), all provisions of this Master Lease apply equally and uniformly to all of the Property as one indivisible, integrated economic unit.  An Event of Default with respect to any portion of the Property is an Event of Default as to all of the Property.  The parties intend that this Master Lease shall be, and the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create, a single, unitary, integrated, indivisible lease of all of the Property and, in particular but without limitation, that, for purposes of 12 USC 1821(e)(1), or any successor or replacement thereof or any analogous state law, or any attempt thereunder to disaffirm or repudiate this Master Lease in whole or in part, this Master Lease is a single, unitary, integrated, indivisible and nonseverable lease and executory contract dealing with one legal and economic unit and that this Master Lease must be disaffirmed or repudiated as a whole with respect to all (and only as to all) of the Property.  The parties may amend this Master Lease from time to time or terminate this Master Lease as to one or more Property, or separate and include one or more Property in a separate lease for technical and/or administrative reasons; but no such termination or separation shall in any way change the single, unitary, integrated, indivisible and nonseverable nature of this Master Lease and all of the foregoing provisions of this Section 1.2 shall continue to apply in full force.  This Master Lease is separate and distinct from any and all other master leases or leases now or hereafter entered into between Landlord and Tenant or any of their respective Affiliates, and (except with respect to the New Leases, as hereinafter provided) no breach or default under this Master Lease, on the one hand, or any such other master leases or leases, on the other hand, shall constitute a breach or default under such other master lease or leases or this Master Lease, as the case may be.

1.3 Joint and Several Liability.  In furtherance of the provisions of Section 1.2, and notwithstanding any provisions herein to the contrary, in the event that Tenant is comprised of multiple Persons, it is understood and agreed that each Tenant shall be liable and responsible for the payment of all sums payable and for the performance of all obligations performable by one or more of the entities comprising Tenant, and each Tenant is and shall be and remain at all times jointly and severally obligated and liable as Tenant for (a) all acts, omissions, failures or refusals of any particular Tenant to comply with its own respective obligations under this Master Lease or (b) any breach or default or Event of Default suffered, incurred or created by any particular Tenant under this Master Lease ((a) and (b) collectively, “Tenant Breach”), and Landlord shall be entitled to enforce against Tenant, individually and collectively, any and all rights and remedies under this Master Lease or otherwise available at law or in equity, including, as applicable, termination of the Master Lease, recovery of any or all of possession of the Property, recovery of all Rent and other sums and charges and monetary damages, and all injunctive and other equitable relief, in any order and in any manner as Landlord may elect in its sole discretion, in whole or in part.  Without limiting the foregoing:
(a) Each and every Tenant Breach shall constitute a breach or default or Event of Default under this Master Lease.
(b) Although as a matter of administrative convenience for the Parties (i) the Base Rent and Additional Charges have been determined and are intended to be assessed separately for accounting purposes with respect to each Property, and (ii) it is contemplated that each Tenant shall as a practical matter discharge their joint and several respective obligations for repair, maintenance, insurance, Alterations, casualty restoration and all other obligations under this Master Lease separately with respect to each Property which each Tenant respectively occupies, Landlord shall be entitled to demand and collect all of the Base Rent and Additional Charges, and shall be entitled to demand and obtain performance of all of such obligations, from any Tenant in Landlord’s sole discretion.
(c) Each Tenant unconditionally, absolutely and irrevocably waives and relinquishes, and covenants not to claim or assert, in all cases for the express benefit of Landlord, any and all rights of contribution, indemnity, subrogation or recovery (if any) against the other Tenant which may otherwise now or hereafter be available to the nonbreaching Tenant, of any and all amounts which Landlord may recover or be entitled to recover against one Tenant on account of a Tenant Breach by the other Tenant, until and unless Landlord has fully recovered and received payment of all amounts and full performance of all obligations by Tenant under this Master Lease for the entire Term to which Landlord is entitled (including all contingent obligations, indemnities and liabilities of Tenant).
1.4 Term.  The “Term” of this Master Lease is the Initial Term plus the Renewal Term, to the extent exercised.  The initial term of this Master Lease (the “Initial Term”) shall commence on the Rent Commencement Date (the “Commencement Date”) and end on June 10, 2039, subject to renewal as set forth in Section 1.5.

1.5 Renewal Term.  The Initial Term of this Master Lease may be extended at the option of Tenant for one (1) renewal term (“Renewal Term”) of fifteen (15) years with respect to all but not less than all of the Property which are then subject to this Master Lease if: (i) at least three hundred sixty (360) days prior to the end of the Initial Term, Tenant delivers to Landlord a Notice that it desires to exercise its right to extend this Master Lease for the Renewal Term (a “Renewal Notice”); and (ii) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Renewal Exercise Date”) and no Event of Default for any nonpayment of Rent shall have occurred and be continuing on the first day of the Renewal Term.  During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Master Lease shall remain in full force and effect.  The Renewal Term shall commence on the expiration date of the Initial Term and shall end on the date immediately preceding the fifteenth (15th) anniversary thereof.  For the avoidance of doubt, no Renewal Notice shall be effective and no Renewal Term shall commence in the event Landlord exercises any right to terminate this Master Lease by reason of any Event of Default which has occurred and is continuing after the Renewal Exercise Date.
1.6 Reservation of Rights Concerning Leases.  Subject to the provisions of this Master Lease, the Parties acknowledge and agree that Landlord (for itself and its authorized agents, representatives, vendors and invitees and guests and tenants, as applicable) retains and reserves all rights of access, ingress and egress in, on, over and through the Property for all reasonable purposes in connection with, and to the fullest extent now or hereafter provided or contemplated pursuant to the terms and conditions of the exercise of all rights and remedies of Landlord under this Master Lease, including the following:
(a) at all times, upon reasonable prior notice to Tenant (except in the case of an emergency), to inspect the Property and/or perform any obligation which Tenant has failed to perform;
(b) at all reasonable times upon reasonable notice during normal business hours, as may be necessary to comply with Landlord’s obligations under any Landlord Mortgage Document; and
(c) at all times, general access and right of entry reasonably necessary for or incidental to the exercise of all rights and remedies of Landlord in connection with the foregoing and otherwise under this Master Lease.
Landlord shall have the right to grant any of the foregoing rights to its authorized contractors, tenants, vendors, invitees and licensees.  Notwithstanding the foregoing, all rights of access and entry shall be exercised reasonably and in such a manner as not to materially interfere with Tenant’s business operations at the Property.
1.7 Separation of Leases.  (a)  From time to time, at the election of Landlord in its sole discretion, so long as there shall be no material adverse effect on Tenant, Landlord may remove one or more Properties (individually, “Removal Property,” and collectively, “Removal Properties”) from this Master Lease and place one or more Removal Properties in one or more separate leases with Tenant on terms and conditions substantially similar to, and in any case no less favorable to Tenant than, those set forth in this Master Lease and as otherwise provided in this Section (individually, “New Lease,” and collectively, “New Leases”), for technical or administrative reasons or to facilitate the sale, financing or other disposition of such Removal Properties, or for another legitimate business purpose of Landlord, all as determined by Landlord in its sole discretion.

(b) If Landlord elects to so remove any Removal Properties, Landlord shall give Tenant not less than 30 days’ Notice thereof (a “Removal Notice”), and Tenant shall thereafter, within said 30‑day period, execute, acknowledge and deliver to Landlord (or any new owner of the Removal Properties, as designated by Landlord) at no cost or expense to Tenant, one or more New Leases with respect to one or more Removal Properties as determined by Landlord effective as of the date set forth in the Removal Notice (“Removal Date”) for the remaining Term and on substantially the same, and in any case no less favorable to for Tenant than, terms and conditions as this Master Lease, except for appropriate adjustments (including to Exhibits and Schedules), including as follows:
(i)
Base Rent.  Landlord shall determine, in its sole discretion, the initial Base Rent allocated to any Removal Property; provided, that regardless of how such allocated Base Rent is determined, the sum of the initial Base Rent allocated to the Removal Property and the aggregate Base Rent allocated to the other Property as of the time of determination shall be equal to one hundred percent (100%) of the aggregate Base Rent for all of the Property under this Master Lease at the time of determination of such allocated amounts.

(ii)
Liabilities and Obligations.  The New Lease shall provide that each tenant and each landlord shall be responsible for the payment, performance and satisfaction of all of the duties, obligations and liabilities of Tenant and Landlord, respectively, arising under this Master Lease, insofar as they relate to the Removal Property, that were not paid, performed and satisfied in full prior to the commencement date of the New Lease (and Tenant and Landlord under this Master Lease shall each also remain responsible for the payment, performance and satisfaction of the aforesaid duties, obligations and liabilities not paid, performed and satisfied in full prior to the commencement date of such New Lease), and shall further provide that the Tenant thereunder shall not be responsible for the payment, performance or satisfaction of any duties, obligations and liabilities of Tenant under this Master Lease first arising after the Removal Date.

(iii)
Deletion of Provisions.  At the election of Landlord, any one or more of the provisions of the New Lease pertaining to the REIT status of any member of Landlord (or any Affiliate of any member of Landlord) shall be deleted.  In addition, Landlord may delete and eliminate from such New Lease such provisions herein as it elects, provided such deletion and elimination do not in any material respect affect any of the obligations, liabilities, rights or remedies of Tenant under such New Lease with respect to the affected Removal Property.

(iv)
Amendments.  Upon execution of such New Lease, and effective as of the Removal Date, this Master Lease shall be deemed to be amended as follows:  (i) the Removal Properties shall be excluded from the Property hereunder; and (ii) Base Rent hereunder shall be reduced by the amount of the Base Rent allocable to the Removal Properties.  Such amendments shall occur automatically and without the necessity of any further action by Landlord or Tenant, but, at Landlord’s election, the same shall be reflected in a formal amendment to this Master Lease, which amendment shall be promptly executed by Tenant.

(v)
Other Undertakings.  Tenant shall take such actions and execute and deliver such documents, including the New Lease and new or amended Memorandum(s) of Lease and, if requested by Landlord, an amendment to this Master Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section, and as otherwise are appropriate or as Landlord or any title insurer may reasonably request to evidence such removal and new leasing of the Removal Properties, including memoranda of lease with respect to such New Leases and amendments of all existing memoranda of lease with respect to this Master Lease and an amendment of this Master Lease.

(c) Without limitation of the foregoing, all New Leases shall remain cross‑defaulted with this Master Lease unless otherwise required by Landlord; provided, however, that if the landlord under any New Lease shall not be Landlord or an Affiliate of Landlord, any such New Lease shall not be or remain cross‑defaulted with this Master Lease.  In all cases, whether or not cross‑defaulted with this Master Lease, so long as any Landlord Mortgage shall apply to any Removal Property or New Lease, such Removal Property and/or New Lease shall continue to be subject either to the existing SNDA with respect to the Master Lease, or subject to a new SNDA to be delivered by Landlord Mortgagee, Landlord and Tenant on substantially the same terms and conditions as the existing SNDA (having regard to the terms and conditions of the New Lease).
(d) To the extent requested by Landlord, Tenant shall cause Lease Guarantors to execute, acknowledge and deliver a separate New Lease Guaranty with respect to each New Lease and a ratification of Guaranty with respect to this Master Lease the remainder of the Property.
(e) For the avoidance of doubt, all costs and expenses relating to the New Leases (including reasonable attorneys’ fees and other reasonable, documented out‑of‑pocket costs incurred by Tenant or Lease Guarantor for outside counsel, if any) shall be borne by Landlord, and not Tenant.
ARTICLE II DEFINITIONS
2.1 Definitions.  For all purposes of this Master Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) all references in this Master Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; and (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease as a whole and not to any particular Article, Section or other subdivision.

“24-Month Destruction”:  As defined in Section 12.2 .
“ADA”:  The Federal Americans with Disabilities Act (as amended) and similar Legal Requirements with respect to persons with disabilities.
“Additional Charges”:  100% of the amount, of all Operating Expenses; and all other amounts, sums, charges, liabilities and obligations which Tenant assumes or agrees to pay or may become liable for under this Master Lease at any time and from time to time, other than Base Rent; provided, however, in no event shall Additional Charges include, nor shall Tenant be responsible to pay, any costs, expenses, fees or charges under or with respect to (a) any Landlord Mortgage Documents, or (b) any liens, charges or encumbrances suffered as a result of an affirmative action by Landlord or created by Landlord, other than Permitted Encumbrances; and, in the event of any failure on the part of Tenant to pay any of those items (except where such failure is directly due to the acts or omissions of Landlord), every fine, penalty, interest and cost which may be added for nonpayment or late payment of such items, including all amounts for which Tenant is or may become liable to indemnify Landlord and Indemnified Parties under this Master Lease (including reasonable attorneys’ fees and court costs).  All Additional Charges (however denominated) shall be collectible and payable as additional rent under this Master Lease.
“Affiliate”:  With respect to any Person, the term “Affiliate” shall mean any person which, directly or indirectly, Controls or is Controlled by or is under common Control with such Person.
“Alterations”:  As defined in Section 8.1.
“Appraiser”: As defined in Section 26.1.
“Award”:  All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.
“Bank Branch”:  The retail bank branch operated at a particular Property.
“Base Rent”:
(a) During the Initial Term, the Base Rent shall be as follows:  (i) during the first (1st) Rent Year, the Base Rent shall be an annual amount equal to Six Hundred Seventy Eight Thousand Three Hundred Seventy Eight and 00/100 Dollars ($678,378.00); and (ii) during each Rent Year commencing with the second (2nd) Rent Year, the Base Rent shall be increased by an annual amount equal to two and one-half percent (2.50%), cumulative and compounded, over the Base Rent for the immediately preceding Rent Year (as so increased). A schedule of the Base Rent for the Initial Term is set forth on Exhibit B hereto.
(b) During the Renewal Term (if any), the Base Rent shall be as follows: (i) during the first year of the Renewal Term, Base Rent shall be an annual amount equal to the greater of (a) one hundred two and one-half percent (102.50%) of the Base Rent for the immediately preceding Rent Year and (b) the Fair Market Rent for the entire Property, determined promptly after the delivery of the applicable Renewal Notice, and (ii) during each Rent Year commencing with the second (2nd) year of the Renewal Term, the Base Rent shall be increased by an annual amount equal to two and one-half percent (2.50%), cumulative and compounded, over the Base Rent for the immediately preceding year (as so increased).

“Business Day”:  Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are, or the Bank Branch is, authorized, or obligated, by law or executive order, to close.
“Cash”:  Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.
“Change of Control”:  Except as permitted hereunder, (i) the direct or indirect sale of all or substantially all of the assets of Tenant or Tenant’s Parent, whether held directly or through Subsidiaries, in one transaction or in a series of related transactions , (ii) (a) Tenant ceasing to be a Subsidiary (directly or indirectly) of Tenant’s Parent or (b) Tenant’s Parent ceasing to Control Tenant, or (iii) a change of Control of Tenant’s Parent; provided, that turnover in the Board of Directors of Tenant or of Tenant’s Parent in the ordinary course of its business shall not be considered a Change of Control hereunder.
“Claim”:  As defined in Section 14.12(a).
“Code”:  The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
“Commencement Date”:  As defined in Section 1.4.
“Condemnation”:  As defined in Section 12.7(a).
“Control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).
“dollars” and “$” shall mean the lawful money of the United States.
“Downgrade Period” means any period during the continuance of which (i) if Tenant’s commercial paper, short-term debt obligations or other short-term deposits and long-term senior unsecured debt obligations are rated by each of Moody’s, Fitch and S&P, at least two of such rating agencies do not rate Tenant as Investment Grade, or (ii) if Tenant’s commercial paper, short-term debt obligations or other short-term deposits and long-term senior unsecured debt obligations are rated by one or two of Moody’s, Fitch and S&P, at least one such rating agency does not rate Tenant as Investment Grade. For the avoidance of doubt, a Downgrade Period shall not exist at such times when none of Tenant’s commercial paper, short-term debt obligations and other short-term deposits, and long-term senior unsecured debt obligations are rated by any of Moody’s, Fitch or S&P.
“Effective Date”:  As defined in the Preamble.

“Encumbrance” or “Encumbrances”:  As defined Section 1.1(d).
“Environmental Costs”:  As defined in Section 20.4.
“Environmental Issues”:  As defined in Section 14.12(b)(ii).
“Environmental Laws”:  Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decisions, determinations, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to pollution, the environment, natural resources, public health and safety and industrial hygiene, including the management, use, generation, manufacture, labeling, registration, production, storage, release, discharge, spilling, leaking, emitting, injecting, escaping, abandoning, dumping, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of or exposure to any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.
“Event of Default”:  As defined in Section 13.1.
“Fair Market Rent”:  With respect to the Properties or any portion thereof, the prevailing market rent (including all fixed, percentage and Additional Charges) which is generally obtained by owners or landlords of real property on an arm’s‑length basis for leases of similar space (size, location and amenities) in the geographical market where the subject space is located, taking into account all of the material terms and conditions of the prospective lease, including tenant improvements and allowance, delayed or free rent, security deposits and the like, and in the case of the Property, subject to the applicable terms and conditions of this Master Lease, such Fair Market Rent to be determined by mutual agreement by the parties or in accordance with Article XXVI.
“FDIC”:  The Federal Deposit Insurance Corp.
“Financial Statements”:  (i) For a Fiscal Year, each of Tenant’s and Lease Guarantor’s statements of income, stockholders’ equity and cash flows for such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared in accordance with GAAP and audited by a nationally recognized accounting firm, and (ii) for a fiscal quarter, (a) each of Tenant’s and Lease Guarantor’s statements of  income, stockholders’ equity and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP, and (b) a reasonably detailed calculation of site-level deposits for each Bank Branch for such period, together with such supporting materials and work papers as may be reasonably requested by Landlord. In the event that either of Tenant or Lease Guarantor is a publicly traded company which is required to file annual and quarterly financial statements with the U.S. Securities and Exchange Commission, such Person may provide such financial statements for the applicable time period in satisfaction of its obligations listed in clauses (i) and (ii)(a) hereof.

“Fiscal Year”:  The fiscal year of Tenant for public reporting purposes.
“Fitch” means Fitch Ratings, Inc. and its successors.
“Fixtures”:  As defined in Section 1.1(c).
“Force Majeure”:  A delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or similar causes beyond the reasonable control of Tenant; provided, that (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstances and shall continue only so long as Tenant is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds.
“Foreclosure Purchaser”:  As defined in Section 14.1.
“GAAP”:  United States generally accepted accounting principles, as in effect from time to time.
“General Tax Indemnity”:  As defined in Section 4.3.
“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.
“Handling”:  As defined in Section 20.4.
“Hazardous Substances”:  Each and every element, compound, chemical mixture, emission, contaminant, pollutant, material, waste or other substance (including radioactive substances, whether solid, liquid or gaseous) which is defined, determined or identified as hazardous, or toxic or under any Environmental Law or for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, including asbestos, asbestos containing materials, urethane, polychlorinated biphenyls, per-and polyfluoroalkyl substances, mold, any petroleum product, petroleum derived products and/or its constituents or derivatives, and any caustic, flammable or explosive materials.
“Impositions”:  All taxes, including capital stock, franchise, margin and other state taxes of Landlord (including, without limitation, all New Hampshire Business Profits Tax and Business Enterprise Tax to the extent such taxes arise from or are calculated based upon rent or other amounts received by Landlord with respect to the Property or pursuant to this Lease), ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes, including tax increases and re‑assessments; assessments including assessments for supplemental assessments and public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property or the Property and/or the Rent and Additional Charges (other than Impositions) and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising directly from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Property, (ii) the Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Property or the property or the leasing or use of the Property or the property or any part thereof, or (iv) any Tenant’s Property; provided, however, that nothing contained in this Master Lease shall be construed to require Tenant to pay (a) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord or any other Person, except for New Hampshire Business Profits Tax and Business Enterprise Tax to the extent such taxes arise from or are calculated based upon rent or other amounts received by Landlord with respect to the Property or pursuant to this Lease, (b) any transfer, or net revenue tax of Landlord or any other Person except Tenant and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Property or the proceeds thereof, or (d) any principal or interest on any Indebtedness on or secured by the Property owed to a Landlord Mortgagee for which Landlord or its Subsidiaries is the obligor; provided, further, that Impositions shall include any tax, assessment, tax levy or charge set forth in the foregoing clause (a) or (b) that is levied, assessed or imposed in lieu of, or as a substitute for, any Imposition.

“Indebtedness”:  With respect to any Landlord Mortgage, all indebtedness for borrowed money and related obligations (including all principal, interest, late charges, prepayment or other penalties, or any other charges solely in connection with the payment, prepayment or nonpayment thereof).  For the avoidance of doubt, Indebtedness shall expressly exclude (i) all costs, expenses or obligations directly related to the use, occupancy, repair, allocation or maintenance of the Property or otherwise arising out of the Property and (ii) all Impositions, Utility Charges and all other costs, fees or charges (other than Indebtedness) under all Encumbrances, all of which shall remain the obligation of Tenant.
“Indemnified Parties”:  Landlord and Landlord Mortgagee, and each of their respective successors and assigns, their members, managers, partners, shareholders, officers, directors, agents, attorneys and representatives.
“Initial Term”:  As defined in Section 1.4.
“Insurance Requirements”:  The terms and conditions of all insurance policies required to be maintained by Tenant by this Master Lease and any other Encumbrances, and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.
“Investment Grade” means a Person whose commercial paper, short-term debt obligations or other short-term deposits and whose long-term senior unsecured debt obligations are rated (if rated by a rating agency), respectively, at least (i) “A–3” and “BBB-” by S&P,  (ii) “P–3” and “Baa3” by Moody’s, or (iii) “F-3 and “BBB-“ by Fitch.

“Land”:  As defined in Section 1.1(a).
“Landlord”:  As defined in the Preamble.
“Landlord Encumbrances”:  Any Encumbrances suffered as a result of an affirmative action by Landlord or created by Landlord which either are not otherwise Tenant’s obligations or a result of Landlord performing Tenant’s obligations under this Master Lease.
“Landlord Mortgage”:  any mortgage, deed of trust or other security agreement securing any Indebtedness or any other Encumbrance placed on the Property in accordance with the provisions of Article XIV.
“Landlord Mortgage Documents”:  With respect to each Landlord Mortgage and Landlord Mortgagee, the applicable Landlord Mortgage, loan agreement, debt agreement, credit facility agreement, indenture, lease, note, collateral assignment instruments, guarantees, environmental and indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto, as amended and supplemented from time to time in accordance with Article XIV.
“Landlord Mortgagee”:  Each holder of any Landlord Mortgage.
“Landlord Mortgagee Indebtedness” The outstanding principal owed to a Landlord Mortgagee.
“Lease Guarantor”:  Tenant’s Parent and each entity that guarantees the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Master Lease from time to time.
“Lease Guaranty”:  Any guaranty by a Lease Guarantor of the obligations of Tenant under this Master Lease, as the same may be amended, supplemented or replaced from time to time with Landlord’s prior written consent or otherwise in accordance with the terms of this Master Lease.  In the event of any New Lease, or any new lease to any Successor Landlord, any Lease Guaranty shall continue to apply to same and Tenant shall cause each then‑existing Lease Guarantor of this Master Lease to execute, acknowledge and deliver an amendment to any existing Lease Guaranty or a new Lease Guaranty (each, a “New Lease Guaranty”) on all of the same terms and conditions of the existing Lease Guaranty, modified appropriately to reflect such New Lease or new lease to Successor Landlord, as the case may be.
“Lease Provisions”:  As defined in Section 21.15.
“Lease Year”:  The first (1st) Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs, and each subsequent Lease Year shall be each period of 12 full calendar months after the last day of the prior Lease Year, except that (a) unless the Renewal Term is exercised, the final Lease Year of the Initial Term shall end on June 10, 2039.

“Leased Improvements”:  As defined in Section 1.1(b).
“Leasehold Estate”:  As defined in Section 15.1.
“Legal Requirements”:  All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law and Environmental Laws) affecting either the Property or Tenant’s Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Property and/or Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.
“Liability” or “Liabilities” means with respect to any Person, any and all claims, debts, demands, actions, causes of action, suits, damages, costs, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements of such Person, including all contractual obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, reserved or unreserved, known or unknown, or determined or determinable, whenever arising and including those arising under any applicable law, rule, regulation, action, threatened or contemplated action, order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.  For the avoidance of doubt, Liabilities shall include reasonable attorneys’ fees, the costs and expenses of all demands, assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence.
“Local Remedies”:  As defined in Section 21.5.
“Master Lease”:  As defined in the Preamble.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“New Lease” or “New Leases”:  As defined in Section 1.7(a).
“New Lease Guaranty”:  As defined in definition of “Lease Guaranty.”
“Notice”:  A written notice given in accordance with Article XIX.
“OFAC”:  As defined in Section 24.1.
“Officer’s Certificate”:  A certificate of Tenant or Landlord, as the case may be, signed by a senior officer or managing or general partner of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by‑laws or operating agreement or partnership agreement, as applicable.

“Operating Agreements”:  All reciprocal easement, operating and/or construction agreements, easements and rights of way, covenants, conditions, restrictions, declarations and similar agreements or encumbrances affecting the access, ingress, egress, use, maintenance, construction, parking, signage, occupancy or operation of any Property, in existence from time to time, whether or not of record.
“Operating Covenant”:  The covenants and obligations of Tenant contained in Section 7.3, collectively.
“Operating Expenses”:  All costs and expenses of any kind, nature, and description incurred in connection with the maintenance, operation, care and repair of the Property which are necessary or desirable for the operation and maintenance of the Property, including all payments or charges due and payable with any Encumbrance, in accordance with the standard maintained in the City and State in which the Property is located for similar buildings and sites (subject to any other specific standards applicable to the Property as provided in this Master Lease), and which are not duplicative of other costs and expenses provided in the Master Lease or otherwise required to be paid or reimbursed by Tenant under this Master Lease.
“Overdue Rate”:  On any date, an annual rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.
“Party” or “Parties”:  Landlord and/or Tenant, their successors and assigns as party to this Master Lease.
“Payment Date”:  As defined in Section 3.1.
“Permitted Encumbrances”:  (i) Liens imposed by law, such as mechanics and materialmen Liens in each case for sums not yet overdue for a period or more than 30 days or which are being diligently contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Tenant (for purposes of this definition of “Permitted Encumbrances,” “Tenant” shall mean Tenant and any Person claiming by, through or under Tenant, as applicable) with respect to which Tenant shall then be proceeding with an appeal or other proceedings for review if enforcement of such Liens is bonded or stayed, (ii) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if enforcement of such Liens is bonded or stayed, (iii) all matters disclosed on the title commitment or title policy delivered to Landlord in connection with Landlord’s acquisition of the Properties, together with minor survey exceptions (or any state of facts an accurate survey might show), minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, Operating Agreements), or zoning or other restrictions as to the use of the Properties or Liens incidental to the conduct of the business of Tenant or to the ownership of its properties which were not incurred in connection with any indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of any Property or materially impair its use in the operation of the business of Tenant, (iv) Liens arising from Uniform Commercial Code financing statement filings regarding leases of Tenant’s Property entered into by Tenant in the ordinary course of business, (v) Liens securing judgments against Tenant (or any Person claiming by, through or under Tenant) for the payment of money (excluding judgments for payment of borrowed money) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (vi) leases or subleases which are existing on the date hereof or entered into after the date hereof in accordance with the terms of this Master Lease and (vii) Liens pursuant to or in connection with the Operating Agreements which have not been created or incurred by Tenant.  In addition, Permitted Encumbrances shall include any Landlord Mortgage and Landlord Mortgage Documents (including any Liens securing any notes issued in connection therewith, but not for purposes of determining Tenant’s obligations).

“Person” or “person”:  Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“Prime Rate”:  On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided, that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord) to be its prime rate for 90‑day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.
“Prohibited Persons”:  As defined in Section 24.1.
“Property” or “Properties”:  As defined in the Recitals.
“Removal Date”:  As defined in Section 1.7(b).
“Removal Notice”:  As defined in Section 1.7(b).
“Removal Property”:  As defined in Section 1.7(a).
“Renewal Exercise Date”:  As defined in Section 1.5.
“Renewal Notice”:  As defined in Section 1.5.
“Renewal Term”:  As defined in Section 1.5.
“Rent”:  Collectively, the Base Rent and all Additional Charges.
“Rent Year”:  The first (1st) Rent Year shall be the period commencing on the Commencement Date and ending on June 10, 2025, and each subsequent Rent Year shall be each period of 12 full calendar months after the last day of the prior Rent Year.
“Retail Operations Claims”:  As defined in Section 14.12(b)(i).

“Securitization” means one or more sales, dispositions, transfers or assignments by Landlord Mortgagee to a special purpose corporation, trust or other entity of notes evidencing obligations to repay secured or unsecured loans owned by Landlord Mortgagee, including any loan secured by a Landlord Mortgage (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a securitization or a sale of loans in anticipation of a securitization.
“SNDA”:  As defined in Section 14.1.
“State”:  With respect to each Property, the state or commonwealth in which such Bank Branch is located.
“Structural Alterations” : shall mean an Alteration that (i) will result in a change in the footprint of the Leased Improvements, (ii) involves the addition of one or more floors to the Leased Improvements, (iii) affects the structural elements or any exterior walls of the Leased Improvements, (iv) decreases the rentable square footage of the Property other than to a de minimis extent or (v) adversely affects the proper functioning and/or capacity of the building systems in the Leased Improvements.
“Sublease” or “Subleases”:  As defined in Section 9.2.
“Subsidiary”:  As to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a 50% equity interest at the time of determination.
“Successor Landlord”:  As defined in Section 14.2.
“Taxes”:  As defined in Section 4.3.
“Tenant”:  As defined in the Preamble.
“Tenant Detriment”:  As defined in Section 14.1.
“Tenant’s Award”:  As defined in Section 12.8(b).
“Tenant Breach”:  As defined in Section 1.3.
“Tenant Confidential Information”:  As defined in Section 21.22.
“Tenant’s Parent”:  First Seacoast Bancorp, Inc., a Maryland corporation.

“Tenant’s Property”:  With respect to each Property, all trade fixtures and other assets (other than the Property and property owned by a third party) owned by Tenant and primarily related to or used in connection with the operation of the business conducted on or about the Property, together with all replacements, modifications, additions, alterations and substitutes therefor, subject to terms, conditions and limitations of this Master Lease.
“Term”:  As defined in Section 1.4.
“Third‑Party Charges”:  As defined in Section 3.2.
“Third‑Party Late Charges”:  As defined in Section 3.2.
“Threshold Amount” shall mean Fifty Thousand and 00/100 Dollars ($50,000.00).
“Total Condemnation”:  As defined in Section 12.7(c).
“Transfer”:  Any sale, assignment, transfer, mortgage, pledge, hypothecation, granting of any security interest, lease, sublicense, license, or occupancy arrangement, whether directly or indirectly, voluntarily or involuntarily, or by operation of law, including any Change of Control (including any agreement, or granting any option or right, to do or effectuate any of the foregoing, whether conditional, provisional or absolute).
“Unrelated Successor Tenant”:  As defined in Section 9.3.
“Unsuitable for Its Intended Use”:  A state of any Bank Branch such that by reason of damage or destruction, or a partial taking by Condemnation, such Bank Branch cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its use for the operation of a retail bank and related ancillary uses, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.
“U.S. Person”:  A “United States person” as defined in the Code.
“Utility Charges”:  All fees, costs, expenses and charges for electricity, power, gas, oil, water, sanitary and storm sewer, septic system refuse collection, security, and other utilities and services used or consumed in connection with the applicable Property during the Term.
“Wire Transfer”:  As defined in Section 3.3.
ARTICLE III RENT
3.1 Rent.  (a)  Subject to Section 3.1(b) and 3.1(c) below, during the Term, Tenant will pay to Landlord the Base Rent and Additional Charges in lawful money of the United States of America in the manner provided in Section 3.3.  The Base Rent during any Rent Year is payable in advance in consecutive monthly installments equal to one twelfth (1/12th) of the annual Base Rent on the first (1st) Business Day of each calendar month during that Rent Year (each, a “Payment Date”).

(b) Notwithstanding the foregoing, the first Payment Date (the “Rent Commencement Date”) shall occur on the Effective Date and Tenant shall pay the sum of (A) the amount of prorated Base Rent from and after the Rent Commencement Date through the end of the applicable calendar month, plus (B) the amount of Base Rent payable for the next succeeding calendar month.
3.2 Late Payment of Rent.  Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs and administrative complications not contemplated hereunder, the exact amount and scope of which is presently anticipated to be extremely difficult to ascertain.  Accordingly, if any installment of Rent, other than Additional Charges payable to a Person other than Landlord (“Third‑Party Charges”), shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law.  The parties agree that this late charge represents a fair and reasonable estimate of the costs and expenses (including economic losses) that Landlord will incur by reason of late payment by Tenant.  The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant.  Thereafter, if any installment or payment of Rent (other than Third‑Party Charges) shall not be paid within 10 days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment or payment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand.  The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Master Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.  Notwithstanding the foregoing, Tenant shall be responsible for payment of all interest, late charges and other costs and fees imposed by third parties (“Third‑Party Late Charges”) with respect to late payments of Third‑Party Charges; provided that, if Landlord shall elect in its discretion to pay (without any obligation to do so) any Third‑Party Charges which are not paid by Tenant when due (together with any Third‑Party Late Charges), Tenant shall pay Landlord a late charge and interest, at the rates provided above, on all amounts so paid by Landlord and which Tenant fails to pay to Landlord within five (5) days (as to late charge) or 10 days (as to interest), respectively, after the date of Landlord’s payment.  Any interest or late charge which is paid by Tenant and which is subsequently determined to have been charged to or paid by Tenant in error, shall be refunded by Landlord to Tenant without interest.
3.3 Method of Payment of Rent and Other Sums and Charges.  Base Rent and Additional Charges to be paid to Landlord and all sums to be paid by Landlord to Tenant shall be paid by electronic funds transfer debit transactions through wire transfer or ACH payment of immediately available funds (“Wire Transfer”) and shall be initiated by Tenant for settlement on or before the applicable Payment Date (or when otherwise due and payable).  The Parties shall provide each other with appropriate Wire Transfer information in a Notice from each Party to the other.  If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.  All other payments by Tenant of all other sums and charges hereunder, and all payments by Landlord to Tenant which are provided herein, shall be made by Wire Transfer.  Any Third-Party Charges paid directly by Tenant shall be deemed to have been paid to Landlord without further recourse to Tenant upon receipt of such payment.

3.4 Net Lease.  Landlord and Tenant acknowledge and agree that (i) this Master Lease is, and is intended to be, what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Master Lease shall yield to Landlord the full amount or benefit of the installments of Base Rent and Additional Charges throughout the Term with respect to the entire Property, all as more fully set forth in Article V and subject to any other provisions of this Master Lease that expressly provide for adjustment or abatement of Rent or other charges (if any).  Except as otherwise expressly set forth in this Master Lease, Tenant assumes the responsibility for the condition, use, operation and maintenance of the Property, and Landlord shall have no responsibility or liability therefor.  If Landlord commences any proceedings for nonpayment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings (nor move or agree to consolidate in such proceedings any claim by Tenant in any other proceedings).  The covenants to pay Base Rent and Additional Charges and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset, deduct, credit against or fail to pay in full any such amounts for claimed or actual default or breach by Landlord of whatsoever nature or for any other reason whatsoever.  For the avoidance of doubt, Tenant shall not have, and hereby expressly, irrevocably and absolutely waives, relinquishes, and covenants not to assert, accept or take advantage of, any right to deposit or pay with or into any court or other third‑party escrow, depository account or tenant account with respect to any disputed Rent, or any Rent pending resolution of any other dispute or controversy with Landlord.
ARTICLE IV IMPOSITIONS
4.1 Impositions.  (a)  Subject to Section 4.2 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for nonpayment.  Tenant shall make such payments directly to the taxing authorities and shall promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such direct payments.  Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Property or any part thereof, subject to Section 4.2.  Tenant shall also be responsible for all Impositions which, on the date of the Master Lease, is a lien upon the Property or any part thereof.  If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.  Tenant or Tenant’s Parent and/or Lease Guarantor shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to or relating to the Property and Tenant’s Property.
(b) Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to or retained by Tenant, net of all of Landlord’s costs, fees and expenses reasonably incurred in connection with obtaining such refund (including all reasonable attorneys’ fees).
(c) Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Property as may be necessary to prepare any required returns and reports.  If any property covered by this Master Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file.  Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property.  Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(d) Impositions imposed or assessed in respect of the tax‑fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax‑fiscal period during the Term shall survive such termination.  Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Property customarily consent to in the ordinary course of business); provided, that Tenant is given reasonable opportunity to participate in the process leading to such agreement.
4.2 Permitted Contests.  Tenant, upon not less than 30 days’ prior written Notice to Landlord, on its own or in Landlord’s name, at Tenant’s sole cost and expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, or Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim, and upon Tenant’s request Landlord shall reasonably cooperate with Tenant with respect to such contest at no cost or expense to Landlord; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim pursuant to any Legal Requirements, the commencement and continuation of such proceedings shall suspend the collection or enforcement thereof from or against Landlord and the Property; (ii) neither the Property, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge that exceeds $100,000, Tenant shall give such reasonable security (in Cash, or by satisfactory letter of credit) as may be reasonably required by Landlord or any title insurer to insure ultimate payment of the same (including all interest, penalties and charges) and to prevent any sale or forfeiture of the Property or the Rent by reason of such nonpayment or noncompliance; (v) in the case of an Insurance Requirement, the coverage required hereunder shall be maintained; (vi) Tenant shall keep Landlord reasonably informed as to the status of and with copies of all material documents in the proceedings; (vii) if such contest shall be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement; and (viii) without the consent of Landlord, Tenant shall not settle any such contest in a manner that is adverse to Landlord or would increase the obligations under the contested item in any material respect.  Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall have the right to join as a party therein and/or fully participate therein in conjunction with Tenant.  The provisions of this Section shall not be construed to permit Tenant to contest the payment of Rent payable by Tenant to Landlord hereunder.  Without limiting any other provision of this Master Lease, Tenant shall indemnify, defend, protect and save Landlord and all Indemnified Parties and the Property harmless from and against any and all liability, costs, fees, damages, expenses, penalties, fines and charges of any kind (including reasonable attorneys’ fees, including those incurred in the enforcement of this indemnity) that may be imposed upon Landlord, the Property and/or the Property in connection with any such contest and any loss resulting therefrom.

4.3 General Tax Indemnity.  Tenant will indemnify the Indemnified Parties against any fees or taxes (“Taxes”) imposed by the United States or any taxing jurisdiction or authority of or in the United States (or foreign taxing authority, to the extent such foreign jurisdiction imposes such taxes as a result of the location of Tenant or activities of Tenant in such jurisdiction) in connection with the Property or the transactions contemplated herein (unless with respect to a Property which has been terminated); provided that the amount of any indemnification payment in respect of Taxes shall be (i) decreased by any cash Tax benefit actually realized by the Indemnified Parties for the year of the Tax subject to such indemnification, as determined by the Indemnified Parties in their reasonable discretion; and (ii) increased by an amount equal to any cash Taxes attributable to the receipt of such indemnification payment by the Indemnified Parties.  This general tax indemnity (“General Tax Indemnity”) will exclude:  (i) Taxes based on net income or capital gains, or franchise or doing business taxes of an Indemnified Party imposed by a jurisdiction in which such Indemnified Party is otherwise resident for tax purposes or is subject to taxation as a result of the Property being located in such jurisdiction (but only to the extent of the portion of rent or gains not attributable to the Property); (ii) Taxes on capital or net worth (including minimum and alternative minimum Taxes measured by any items of Tax preference); (iii) Taxes to the extent they would not have been imposed if the Indemnified Party or any of its Affiliates had not engaged in activities or had a presence in the jurisdiction imposing such Taxes that activities or presence are unrelated to the transaction contemplated hereby; (iv) Taxes resulting from a voluntary or involuntary transfer by an Indemnified Party of an interest in all or any part of the Property or an Indemnified Party, other than during an Event of Default; (v) Taxes imposed because the Indemnified Party is not a U.S. Person; (vi) Taxes resulting from the willful misconduct or gross negligence by the Indemnified Party or any of its Affiliates; and (vii) Taxes, with respect to any period after the termination of the Master Lease, with respect to the Property or any portion thereof.  The foregoing exclusions will not apply to sales, use, transfer, recording and similar taxes unrelated to Tenant’s Property or any Alterations which Tenant elects to remove or surrender.  The General Tax Indemnity will be subject to Tenant’s right to contest Taxes in the manner provided in Section 4.2.  Tenant will be entitled to all future refunds of, and tax savings of Landlord (but not any of its direct or indirect beneficial owners) resulting from or attributable to, any event giving rise to payment of a General Tax Indemnity or the making of such payment.
4.4 Utility Charges.  Tenant shall directly pay or cause to be paid when due all Utility Charges.  Tenant shall also directly pay or cause to be paid all costs and expenses of any kind whatsoever that at any time during the Term hereof, with respect to any Property, may be imposed against Landlord by reason of any of the Encumbrances (except as expressly provided to the contrary herein, including any and all costs and expenses associated with any utility, drainage and parking easements).

ARTICLE V NO ABATEMENT
5.1 No Termination, Abatement, Etc.  Except as otherwise specifically provided in this Master Lease, Tenant shall remain bound by this Master Lease in accordance with its terms, and shall, under no circumstances, take any action without the written consent of Landlord to modify, surrender or terminate the same, or seek or be entitled to any suspension, abatement, deduction, deferment or reduction of Rent, or to any credit or set‑off against, or any deposit in trust or escrow, or to enjoin the payment of, or otherwise obtain equitable relief with respect to, the Rent or any other liabilities or obligations of Tenant hereunder, or any portion thereof.  Without limiting the foregoing, except as may be otherwise specifically provided to the contrary in this Master Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Property or any portion thereof from whatever cause or any Condemnation of the Property or any portion thereof; (ii)  the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Property or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty or representation by Landlord hereunder (if any) or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties, or by statute or law, or otherwise, or any breach of Landlord’s covenants or obligations under this Master Lease; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up, receivership, conservatorship, resolution or other proceedings affecting Landlord or Tenant or any assignee or transferee of Landlord or Tenant; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, including any pandemic or epidemic, other than a discharge of Tenant from any such obligations as a matter of law (and Tenant hereby irrevocably waives and relinquishes any such right of discharge to the greatest extent now or hereafter permitted by law).  Tenant hereby specifically, irrevocably and unconditionally further waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law or in equity (a) to modify, surrender or terminate this Master Lease in whole or in part or quit or surrender the Property or any portion thereof, or (b) which may entitle Tenant to any abatement, reduction, suspension, deferment, stay or enjoining of the payment of the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided to the contrary in this Master Lease.  The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease or by termination of this Master Lease as to all or any portion of the Property other than by reason of an Event of Default.
(a) Assumption of Risk of Loss.  Without limiting any other provision of this Master Lease, the entire risk of loss of or decrease in the value, utility or fitness for use, or enjoyment and beneficial use of the Property as a consequence of (a) the damage or destruction thereof in whole or in part by fire, the elements, casualties, thefts, riots or civil unrest, wars, terrorism, or other traditional events of Force Majeure, (b) changes in applicable law, or changes in financial or economic circumstances or conditions either generally or specifically applicable to Tenant, or other changes, (c) foreclosure, attachments, levies or executions, or (d) condemnation or eminent domain proceedings, in each and every case foreseen or unforeseen, is unconditionally assumed by Tenant, and in no event shall entitle Tenant to any abatement of Base Rent or Additional Charges or any right to modify, amend, suspend or terminate this Master Lease.  Notwithstanding the foregoing but subject in all cases to Section 5.1, Tenant shall not be responsible for any grossly negligent or willful acts of Landlord.

ARTICLE VI OWNERSHIP OF PROPERTY
6.1 Ownership of the Property.  (a)  Landlord and Tenant acknowledge and agree that they have executed and delivered this Master Lease with the understanding that (i) the Property is the property of Landlord; (ii) Tenant has only the right to the possession and use of the Property upon the terms and conditions of this Master Lease; (iii) this Master Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, or any other agreement or arrangement other than a “true lease,” and the economic realities of this Master Lease are those of a “true lease”; (iv) the business relationship created by this Master Lease and any related documents is, and at all times shall remain, that of landlord and tenant, and shall not create or constitute the relationship of borrower and lender; (v) this Master Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein; and (vi) none of the covenants, conditions or agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.
(b) Neither Landlord nor any Indemnified Parties has made any representation or warranty to Tenant as it relates to the compliance of this transaction with any regulations applicable to the sale of the Property by Tenant to Landlord pursuant to that certain Agreement for Purchase and Sale of Property with an Effective Date (as defined therein) of April 16, 2024 (the “Sale Agreement”) and subsequent leaseback of the Property by Tenant as contemplated herein  (collectively, the “Sale-Leaseback Regulations”).  Tenant has obtained all required regulatory approvals as may be necessary or appropriate in connection with the transaction contemplated by the Sale Agreement and this Master Lease, and Tenant is entering the transaction contemplated by the Sale Agreement and this Master Lease solely relying on, and after full review of, their own due diligence and not on the basis of any statement made by Landlord or any Indemnified Parties.  To the fullest extent permitted by applicable law, Tenant shall indemnify and hold harmless Landlord and the Indemnified Parties from and against any and all claims, losses, damages, expenses and other liabilities arising with respect to the Sale-Leaseback Regulations (collectively referred to as “Regulatory Claims” and individually as a “Regulatory Claim”), including, as incurred, all attorneys’ fees that Tenant, Tenant’s Parent or any Affiliates thereof may incur that arise out of or in connection with the Tenant’s breach of any representation, warranty or other obligation in this Section 6.1(b).  Landlord shall promptly notify Tenant of any Regulatory Claim filed against Landlord or any Indemnified Party, and Tenant shall defend Landlord and the Indemnified Parties, at the request of Landlord or any one or more of the Indemnified Parties, with counsel reasonably satisfactory to Landlord or the applicable Indemnified Parties making the request.  The terms of this Section 6.1(b) shall survive the expiration or earlier termination of this Lease.

6.2 Tenant’s Property.  Tenant shall, during the entire Term, own (or lease, subject to this Master Lease) and maintain (or cause its Subsidiaries to own (or lease, subject to this Master Lease) and maintain) on the Property adequate and sufficient Tenant’s Property, and shall maintain (or cause its Subsidiaries to maintain) all of such Tenant’s Property in good order, condition and repair, in all cases as Tenant deems reasonably necessary and appropriate in the good faith exercise of its reasonable commercial judgment for its operations.  Tenant shall remove all of Tenant’s Property from the Property at the end of the Term (including all telecommunications cabling and any rooftop antennas or communications installations), except to the extent that Tenant has transferred ownership of such Tenant’s Property to an Unrelated Successor Tenant or Landlord.  Tenant shall restore any and all damage from such removal.  Without limiting the foregoing or any other rights or remedies of Landlord, any Tenant’s Property left on the Property at the end of the Term whose ownership was not transferred to an Unrelated Successor Tenant or Landlord shall be deemed abandoned by Tenant and shall become the property of Landlord and Landlord may thereafter cause such property to be removed from the Property. The cost of removing and disposing of such property and repairing any damage to any of the Property caused by such removal shall be borne by Tenant.  For the avoidance of doubt, Tenant’s Property will not constitute Alterations or Leased Improvements.

ARTICLE VII CONDITION AND USE OF PROPERTY
7.1 Condition of the Property.  Tenant acknowledges receipt and delivery of complete and exclusive possession of the Property, subject to the Permitted Encumbrances.  Tenant acknowledges and confirms that for a substantial period prior to and up to and including the execution of this Master Lease, Tenant’s Parent and/or its Subsidiaries have been in continuous ownership and possession of the Property, Tenant is fully familiar therewith, and has examined and otherwise has knowledge of the condition of the Property prior to the execution and delivery of this Master Lease and has found the same to be in good order and repair and free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder.  Regardless, however, of any knowledge, examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Property “as is,” “where is” and “with all faults” in its present condition.  Tenant hereby irrevocably, unconditionally and absolutely waives and relinquishes any claim or action against Landlord whatsoever in respect of the condition of the Property, including any patent or latent defects or adverse conditions not discovered or discoverable or otherwise known or unknown by Tenant as of the Commencement Date.
LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN FACT OR IN LAW, IN RESPECT OF THE PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, KNOWN AND UNKNOWN, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT, INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.  THE FOREGOING SHALL NOT LIMIT ANY EXPRESS COVENANTS OR OBLIGATIONS OF LANDLORD CONTAINED ELSEWHERE IN THIS MASTER LEASE.
Tenant’s Initials: _____ Landlord’s Initials:  ____

7.2 Use of the Property; Permitted, Prohibited and Restricted Uses.

       (a)      Subject to the provisions of Sections 7.3 and 9.3, Tenant shall use, or cause to be used, the Property primarily for the operation of a retail bank branch and related ancillary uses in accordance with all Legal Requirements and for no other use or purpose whatsoever, subject to Tenant’s operating covenant herein, and further subject to all use restrictions and/or exclusives which affect the Property contained in any Encumbrances.  It is agreed that the foregoing use and restriction on use is a material inducement to Landlord entering into this Master Lease and that Landlord would not enter into this Master Lease without this inducement.  To the extent there are costs or expenses for or in connection with complying with Legal Requirements resulting from or associated with the occupancy or operation of the Property, including fire detection and suppression systems, or environmental equipment or any environmental compliance and remediation, all such costs and expenses shall be borne solely by Tenant.  Tenant, at its sole expense, shall keep the Property clean and tidy at all times, free of debris, trash, rubbish, leaves, ice and snow, and in accordance with all Legal Requirements and Insurance Requirements, and shall immediately cause any Hazardous Substances emanating from, in, under or onto the Property to be promptly reported, cleaned and removed by licensed contractors and deposited in licensed facilities in accordance with all applicable Environmental Laws.  Tenant shall use the Property and all parking and common areas only as provided by and in accordance with all Encumbrances, subject to Landlord’s reservation of rights herein.

(b) Tenant shall not commit, or suffer to be committed, any waste on the Property or cause or permit any nuisance thereon.
(c) Tenant shall neither suffer nor permit the Property or any portion thereof to be used, or otherwise act or fail to act, in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof, (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Property or any portion thereof, or (iii) may subject the Property or this Master Lease to any Encumbrances, other than Permitted Encumbrances.
7.3 Operating Covenant.  Except in instances of casualty or condemnation during the period reasonably required for restoration, or for consecutive periods not to exceed one hundred twenty (120) days in connection with Alterations and other repairs subject to extension for Force Majeure, Tenant covenants and agrees to and shall continuously operate the retail business of each Bank Branch subject to and in accordance with the use provisions of Section 7.2 during such hours of operation as are generally consistent with those of similar bank branches, subject to any additional hours as Tenant may determine in its discretion; provided, however, that in no event shall Tenant be required to (but may in its discretion) operate during any hours which are longer or more restrictive than those as currently operated by Tenant at each individual Property as of the Commencement Date or as determined by Tenant at any individual Property from time to time with respect to holiday schedules.
ARTICLE VIII ALTERATIONS
8.1 Alteration and Additions.  (a)  Tenant, at its own sole cost and expense, shall make all alterations, renovations, modifications, additions or improvements to the improvements located at any Property (“Alterations”), all as may be required by Legal Requirements or Insurance Requirements, or any Encumbrances, subject to customary contest provisions, or as required to comply with its repair, maintenance or other obligations in this Master Lease, and Landlord’s consent shall not be required to make any such Alterations that are not Structural Alterations or the cost of which does not exceed the Threshold Amount, in the aggregate, in any calendar year; provided, that Tenant shall give Landlord prior Notice (except in an emergency) of all such Alterations, together with copies of all material plans, specifications and permits therefor.

(b) Upon at least 30 days’ prior written notice to Landlord, Tenant shall have the right to make any Alteration(s) to Property that are Structural Alterations and/or the cost of which exceeds the Threshold Amount, in the aggregate, in any calendar year; provided, that, (i) no Event of Default has occurred and is then continuing, (ii) Tenant complies with clause (c) of this Section 8.1, and (iii) prior to making any such Alteration(s), Tenant shall provide Landlord with all material plans, specifications, permits, estimated budget and proposed schedule of construction with respect thereto and Landlord shall have consented to such Alterations in writing, which consent shall be in Landlord’s sole discretion.
(c) In connection with any Alteration: (i) the fair market value of the Property shall not be lessened after the completion of any such Alteration, or its structural integrity impaired; (ii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements and Insurance Requirements; (iii) no such Alteration shall change the permitted use of the Property, (iv) Tenant shall promptly pay all costs and expenses of any such Alteration and shall discharge all Liens filed against any of the Property arising out of the same; (v) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; (vi) subject to Tenant’s contest rights set forth in Section 4.2, Tenant shall not incur any debt with respect to such Alteration that results in any mortgage or other encumbrance on the Property or any part thereof, and (vii) in the case of any Alteration the estimated cost of which in any one instance exceeds the Threshold Amount, such Alterations shall be made under the supervision of an architect or engineer and in accordance with plans and specifications which shall be submitted to Landlord prior to the commencement of the Alterations.
8.2 Title to Alterations.  Tenant will retain title to all Alterations; provided, however at the expiration or sooner termination of this Master Lease, all Alterations shall become the property of Landlord, without any further act.
ARTICLE IX TRANSFER
9.1 Transfer; Subletting and Assignment.  Except as otherwise expressly provided herein, Tenant shall not, without Landlord’s prior written consent (which consent may be withheld in Landlord’s sole and absolute discretion) Transfer this Master Lease or the Property, or any rights of Tenant or any interest of Tenant therein, including any subletting of part or all or any part of the Property, or engage the services of any Person (other than an Affiliate of Tenant) for the management or operation of any Property (as to which management services Landlord’s consent shall not be unreasonably withheld, conditioned or delayed).  Any Transfer in violation of this Article is ipso facto null and void and of no force or effect.  Tenant acknowledges and agrees that the foregoing restrictions on Tenant’s rights of Transfer are consistent with and integral to the protection and implementation of Landlord’s rights hereunder and that the Rent and the other terms and conditions of this Master Lease have been expressly negotiated based upon and taking into account the foregoing restrictions on Tenant’s rights of Transfer, and that Landlord is relying upon the expertise of Tenant in the operation of each Bank Branch and that Landlord entered into this Master Lease with the expectation that Tenant would remain in and operate each Bank Branch during the entire Term (except for such express rights of termination by Tenant, or recapture or buy‑out by Landlord, or limited rights of Tenant, as set forth herein) and for those reasons, among others, except as set forth herein, Landlord retains sole and absolute discretion in approving or disapproving any assignment or sublease or other Transfer not expressly permitted hereunder.

9.2 Subletting.  Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent, sublease, license or otherwise permit the use or occupancy of any space on or within any Property by an Affiliate (each, a “Sublease,” and collectively, the “Subleases”); provided that Tenant shall give Notice to Landlord of each new Sublease executed after the Commencement Date within 30 days of the execution thereof and prior to the commencement of occupancy by the sublessee.
9.3 Permitted Assignments.  Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent assign or transfer all of its rights and obligations under the Master Lease (either directly or indirectly, by operation of law or through a merger or other corporate transaction) to any other solvent corporation, partnership, limited liability company or other legal entity that (1) acquires all or substantially all of the assets of Tenant, (2) is the surviving entity of a merger with Tenant or with Tenant’s Parent, or (3) results from a consolidation, reorganization or recapitalization of Tenant or Tenant’s Parent with a solvent corporation, partnership or other legal entity; provided, that in each case the successor Tenant (if not the named Tenant herein, the “Unrelated Successor Tenant”) assumes all of such Tenant’s obligations under the Master Lease (provided, that, notwithstanding any such assumption, Tenant shall not be released from, and shall remain liable for, all obligations of Tenant under this Master Lease as provided in Section 9.16).  In the case of any such assignment, (x) each Lease Guarantor shall reaffirm the Lease Guaranty (if it is not the successor to Tenant under the Master Lease) in a written instrument for the express benefit of Landlord in form and content reasonably satisfactory to Landlord and Landlord shall receive a fully executed copy thereof, and (y) the use of the Property, except as expressly set forth above, shall continue to comply with the requirements of this Master Lease.
9.4 Required Assignment and Subletting Provisions.  Any permitted assignment and/or Sublease entered into after the Commencement Date must provide in the assignment or Sublease document that:
(a) in the case of a Sublease, it shall be subject and subordinate to all of the terms and conditions of this Master Lease, including any Landlord Mortgage Documents;
(b) the use of the applicable Bank Branch (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Master Lease;
(c) except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Property or assign this Master Lease or its Sublease or otherwise Transfer any interest in any of the foregoing;

(d) Tenant shall insert in each permitted Sublease entered into after the Commencement Date provisions to the effect (and shall advise all parties thereto in writing with respect to all permitted Subleases entered into prior to the Commencement Date) that (A) in the event the Master Lease shall expire or otherwise terminate for any reason with respect to the Property of which the Sublease is a part before the expiration of such Sublease, the Sublease shall automatically terminate without further notice or action of any kind and the subtenant under the Sublease shall immediately surrender possession of the premises under the Sublease to Landlord or as directed by Landlord, and (B) if the subtenant receives a written notice from Landlord or Landlord’s assignees, if any, stating that an Event of Default has occurred, so long as the Master Lease is not terminated with respect to the Property of which the Sublease premises is a part, the subtenant shall thereafter attorn to the applicable party and be obligated to and shall pay all rentals and all other sums and charges accruing under said Sublease directly to the party giving such notice, or as such party may direct, without any action of or any liability to Tenant.
9.5 Costs.  Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in conjunction with the processing and documentation of any assignment or subletting, whether or not the same is actually consummated.
9.6 No Release of Tenant’s Obligations.  No assignment or subletting shall relieve Tenant or any immediate and remote successor in interest of Tenant (by assignment or otherwise) of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder, except as expressly provided herein.  The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Master Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, excused, released or impaired by any (i) stipulation which extends the time within which an obligation under this Master Lease is to be performed, (ii) waiver of the performance of an obligation required under this Master Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Master Lease.
ARTICLE X MAINTENANCE
10.1 Maintenance and Repair; Trade Fixtures.  (a)  During the Term, Tenant, at its sole cost and expense, shall maintain, repair and, as necessary, replace any element of the Property, Tenant’s Property, and all private roadways, sidewalks and curbs appurtenant to the Property which are under Tenant’s exclusive control, or other areas for which the owner of the Property is required to perform such maintenance and repair pursuant to any Encumbrance, in good condition and repair (ordinary wear and tear excepted) with the standard of care and quality taking into account the age of the Property whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of the Property or Tenant’s Property, or otherwise, and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements, and Insurance Requirements, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing at or prior to the Commencement Date;  Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to (x) materially impair the value or the usefulness of the Property or any part thereof, (y) create (or permit to continue) any dangerous condition or (z) create (or permit to continue) any condition which might reasonably be expected to involve any imminent loss, damage or injury to any person or property.  Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Property in any way.  Tenant hereby unconditionally and irrevocably waives, to the fullest extent now or hereafter permitted by law, the right to make any repairs or perform any maintenance at the expense of Landlord pursuant to any law in effect at the time of the execution of this Master Lease, or hereafter enacted.

(b) Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Property in the condition in which such Property was originally received from Landlord, except as repaired, rebuilt, altered or added to as permitted or required by the provisions of this Master Lease and except for ordinary wear and tear, and further subject to the provisions with respect to removal and restoration of Tenant’s Property and remediation of all environmental conditions.
(c) Any holding over by Tenant of the Property after the expiration or earlier termination of the Term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, at one hundred fifty percent (150%) of the Base Rent reserved herein and upon the same terms and conditions as contained in this Lease. In addition, Tenant shall be liable to Landlord for and shall indemnify Landlord from and against all Claims that Landlord suffers as a result of such holding over, including without limitation, any claims made by any succeeding occupant or purchaser founded on such delay.  Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord, in addition to collecting Base Rent at the rate set forth in this subsection (c), to exercise all rights and remedies provided by law or in equity, including the remedies of Section 13.2 below.
10.2 Landlord’s Warranties and Guaranties.  In connection with Tenant’s repair and maintenance obligations under this Master Lease, Landlord agrees that Tenant shall have the benefit of, and Landlord shall use all commercially reasonable efforts to enforce (without any obligation of Landlord to incur legal expenses or institute litigation, unless Tenant pays for all costs and expenses thereof, and holds harmless Landlord therefrom) all applicable warranties and guaranties assigned to or otherwise held by Landlord during the Term; provided, however, that Tenant’s repair and maintenance obligations shall not be delayed, suspended or otherwise affected by the existence or nonexistence, or any failure, refusal, delay in the performance, adequacy or payment or nonpayment, of any such warranty or guaranty (if any).
10.3 Immediate Repairs. In addition to (and not in limitation of) Tenant’s other maintenance and repair obligations set forth herein, Tenant, at its sole cost and expense, shall, within one (1) year following the Commencement Date, perform the repairs of and replacements to the Property identified on Schedule 10.3. All such repairs and replacements will be performed and completed in a good and workmanlike manner, and in compliance with all Legal Requirements and requirements of this Lease.

ARTICLE XI INSURANCE
11.1 General Insurance Requirements.  During the Term, Tenant shall at all times keep the Property, and all property located therein or thereon, including the Leased Improvements, Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below with respect to each Property:
(a) Property Insurance covering loss of or damage to the Leased Improvements, Fixtures and Tenant’s Property under an ISO special cause of loss form or broader property insurance policy, in an amount not less than one hundred percent (100%) of replacement cost as calculated by an appraisal or insurance industry recognized replacement cost calculation (e.g., Marshall and Swift), (which shall include coverage for the perils of (A) windstorm, (B) flood (if the Property is located within a Special Flood Hazard Area as determined by FEMA with flood zone ratings of A or V or if otherwise deemed necessary by Landlord or any Landlord Mortgagee, with Tenant being required to obtain a flood plain determination if required by Landlord or any Landlord Mortgagee; provided, that Landlord shall have the right to require a flood sub-limit even if the Property is not located in a Special Flood Hazard Area), (C) earthquake (if the Property has a “Scenario Expected Loss” greater than twenty percent (20%) with such coverages and deductibles as shall be reasonably acceptable to Landlord and Landlord’s lender) and shall be issued without exclusion for terrorism.  Such insurance shall also include ordinance and law coverage (hazards A, B and C, with limits for A of not less than replacement cost and limits for B and C not less than ten percent (10%) each or twenty percent (20%) shared limit in the aggregate). Any coinsurance clause shall be removed by an agreed amount endorsement so as to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies.   Except as otherwise expressly set forth herein, such insurance policies may contain reasonable deductible amounts, in amounts not greater than five percent (5%) of insured values for peril of earthquake, five percent (5%) of insured values for peril of named windstorm if premises is within Tier 1 named windstorm area, and $25,000.00 for all other perils;
(b) Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Property, which insurance shall (A) be written on an “Occurrence Basis”, and shall provide minimum protection with a combined single limit in an amount not less than $10,000,000, and (B) include premises and operations liability coverage, products and completed operations liability coverage, and blanket contractual liability coverage. The use of a combination of primary and excess liability insurance policies shall be permitted in order to maintain the required limits of liability insurance. Excess/ Umbrella policies shall be excess to the primary commercial general liability, employers’ liability, and automobile liability coverage as applicable, and shall be written as follow form or alternatively with a form that provides coverage that is at least as broad as the primary insurance policies. In addition, Tenant shall maintain auto liability insurance in an amount not less than $1,000,000;
(c) Workers’ compensation insurance covering all persons employed by Tenant on the Property in connection with any work done on or about any of the Property for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Property;
(d) Boiler and machinery coverage on a comprehensive form in an amount not less than the actual replacement cost of the Leased Improvements, Fixtures and Tenant’s Property (excluding footings and foundations and other parts of the Leased Improvements which are not insurable), or an amount reasonably acceptable to Landlord and Landlord Mortgagee.

(e) Business interruption insurance and loss of rental income for twelve (12) months (1) covering all risks required to be covered by the insurance provided for in subparagraph (a) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence, (2) containing an extended period of indemnity coverage extension which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss or the expiration of twelve months, whichever occurs first, and (3) endorsed to include rental value coverage form with Landlord as additional insured and Landlord Mortgagee, if any, as loss payee.
(f) Whenever Tenant shall be engaged in making any Alteration, repairs or construction work of any kind (collectively, “Work”), if not covered by the insurance maintained pursuant to Section 11.1(a) above, completed value builder’s risk insurance, construction general liability coverage in an amount not less than $5,000,000 per occurrence, and worker’s compensation insurance or other adequate insurance coverage covering all persons employed or contracted in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord. Landlord and Landlord Mortgagee shall be included as additional insureds with respect to the insurance maintained pursuant to this subsection (f), with a waiver of subrogation in favor of each of them.
(g)  Such additional and/or other insurance with respect to the Property and in such amounts as are reasonably requested by Landlord or a Landlord Mortgagee, if any.
11.2 Policy Requirements The insurance required by Section 11.1 shall be written by companies with an A.M. Best Insurance Reports rating of not less than “A-” and a financial size category of at least “IX”, and all such companies shall be authorized to do an insurance business in the State, or otherwise agreed to by Landlord and Landlord Mortgagee, if any. All policies, other than liability insurance policies, shall not contain any co-insurance clause or such clause shall be removed by an “agreed amount” endorsement. The general liability insurance shall name Landlord, Tenant, and, if a Landlord Mortgage or property manager is then in effect, the Landlord Mortgagee and property manager (as the case may be) as additional insured parties, as their respective interests may appear; the rent loss coverage shall name Landlord Mortgagee, or if no Landlord Mortgage on the Property is then in effect the Landlord, as loss payee. The property insurance shall name Landlord Mortgagee, or if no Landlord Mortgage on the Property is then in effect the Landlord, as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and, if a Landlord Mortgage is then in place, the Landlord Mortgagee.
11.3 Waiver of Subrogation Each insurance policy referred to in clauses (a), (d), (e) and (f) of Section 11.1, shall contain standard non-contributory mortgagee clauses in favor of each Landlord Mortgagee. Each of the policies required by Section 11.1 shall state that if at any time the policies are to be cancelled, or their coverage is to be reduced (by any party including the insured), the insurer will endeavor to mail thirty (30) days’ (10 days’ in the event of non-payment of the premium) written notice to the additional insureds and/or loss payee named in such policies. Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding (i) any act, omission or neglect of Landlord, Tenant or any other Person which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, or (ii) the occupation or use of any of the Property for purposes more hazardous than permitted by the provisions of such policy. Tenant hereby waives any and every claim for recovery from the Landlord Mortgagee and Landlord, and Landlord hereby waives any and every claim for recovery from Tenant, for any and all loss or damage covered by any of the insurance policies to be maintained under this Master Lease to the extent that such loss or damage is recovered by Tenant, Landlord Mortgagee or Landlord, respectively, under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), Tenant (or other appropriate party) shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

11.4 Payment of Premiums.  Tenant shall pay as they become due all premiums for the insurance required by this Article XI, shall renew or replace each policy, and shall deliver to Landlord and Landlord Mortgagee a certificate or other evidence (on an ACORD 28 (2003/10) form, in the case of property insurance, and otherwise reasonably satisfactory to Landlord) of the existing policy and such renewal or replacement policy at least two Business Days prior to the  date that each such insurance policy will expire. In the event of Tenant’s failure to comply with any of the foregoing requirements of this Article XI within three (3) Business Days of the giving of written notice by Landlord to Tenant, Landlord shall be entitled to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Overdue Rate, from the time of payment by Landlord until fully paid by Tenant, immediately upon written demand therefor by Landlord.
11.5 Blanket Policies.  Anything in this Article XI to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 11.1 may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Article XI. In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord and Landlord Mortgagee evidence of the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Property and the presence in the policy of provisions of the character required in the above sections of this Article XI.
ARTICLE XII CASUALTY AND CONDEMNATION
12.1 Casualty; Property Insurance Proceeds.  All proceeds (except business interruption insurance proceeds not allocated to rent expenses) payable by reason of any property loss, damage, or destruction of or to the Property by fire or other casualty, or any portion thereof, under any property policy of insurance required to be carried by Tenant hereunder, shall be paid to Landlord Mortgagee if required under any Landlord Mortgage, if any (or if none, to Landlord), to be held in trust for purpose of restoration and made available to Tenant upon request and in accordance with Landlord Mortgagee’s customary procedures (unless Landlord Mortgage Documents permit or require use of such proceeds to pay indebtedness and such proceeds are so used), or if there is no Landlord Mortgagee, by Landlord, pursuant to the procedures set forth in this Section 12.1, for the reasonable costs of preservation, stabilization, emergency restoration business interruption (other than any amount allocated to rent expenses), reconstruction and repair, as the case may be, of any damage to or destruction of the Property, or any portion thereof.  All proceeds paid to Tenant from any such insurance shall be used only for the repair of any damage to the Property.  Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction, shall be provided to Landlord, unless otherwise required by any Landlord Mortgagee.  Tenant shall be responsible for all insurance deductibles and shall remit the same to Landlord. All salvage resulting from any risk covered by insurance for damage or loss to the Property shall belong to Landlord.  Subject to the provisions of any Landlord Mortgage, and subject to the terms of this Article, Landlord Mortgagee or Landlord shall make available to Tenant the insurance proceeds (net of all administrative and collection costs, including reasonable attorneys’ fees) paid to Landlord for such repair and rebuilding as it progresses.  Payments shall be made against certification of the architect approved by Landlord responsible for the supervision of the repairs and rebuilding that the work had been performed substantially in conformance with the approved plans and specifications therefor and the value of the work in place is equal to not less than one hundred ten percent (110%) of the aggregate amount advanced by Landlord for the payment of such work.  Prior to commencing the repairing and rebuilding, Tenant shall deliver to Landlord for Landlord’s approval a schedule setting forth the estimated monthly draws for such work.  Subject to the provisions of any applicable Landlord Mortgage, Landlord shall contribute to such payments, out of the insurance proceeds being held in trust by Landlord, an amount equal to the proportion that the total net amount so held by Landlord bears to the total estimated cost of repairing and rebuilding, multiplied by the payment by Tenant on account of such work.  Landlord may, however, withhold 10% from each payment until the work has been completed and unconditional lien releases and/or other proof has been furnished to Landlord that no lien or liability has attached, or will attach, to the applicable Property or the Property or to Landlord in connection with repairing and rebuilding.

12.2 Tenant’s Obligations Following Casualty.  If any Property is damaged, whether or not from a risk covered by insurance, (i) Tenant shall promptly restore such Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction and (ii) such damage shall not terminate this Master Lease; provided, however, that in the case of a partial destruction which occurs during the last twenty-four (24) months of the Initial Term or the Renewal Term (if exercised) and the estimated cost of such restoration with respect thereto exceeds fifty percent (50%) of the replacement cost of the Improvements (“24‑Month Destruction”), then in either such event Tenant shall have the right to elect not to restore the Property, upon Notice to Landlord, and subject to and on the terms and conditions, as hereinafter provided.
(a) If Tenant restores the affected Property and the cost of the repair or restoration exceeds or appears is likely to exceed the amount of proceeds received from the insurance required to be carried hereunder, or if there are no insurance proceeds promptly after becoming aware of such facts (or at any time) upon demand by Landlord, Tenant shall promptly provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Property (without any adverse effect on Tenant’s ability to pay all Rent or to perform all of its other obligations with this Master Lease).  All such excess amounts necessary to restore such Property shall be paid by Tenant and the amount thereof promptly deposited with Landlord Mortgagee or Landlord, as the case may be, for disbursement as the work progresses.

(b) If there is a 24-Month Destruction and Tenant elects not to restore by Notice to Landlord within 60 days of the 24-Month Destruction, Tenant shall not be required to restore but shall be obligated to make payment to Landlord of the amounts set forth in Section 12.6.
(c) If Tenant is not required to or permitted to, and elects not to repair and restore the Property, all insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant, subject to the provisions of any Landlord Mortgage.
12.3 No Abatement of Rent.  In the event of any casualty or destruction, this Master Lease shall remain in full force and effect, and Tenant’s obligation to pay the Rent and all other charges required by this Master Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration, subject to Tenant’s foregoing right to elect not to restore and the termination of the Master Lease with respect to the affected Property in the event of 24-Month Destruction, and Landlord’s right of termination if Landlord Mortgagee applies proceeds of insurance as provided below; provided, that in either of which events of termination, as of the date Tenant vacates the affected Property (and surrenders the same) in accordance with this Master Lease, the Base Rent due under this Master Lease shall be reduced by an amount equal to the amount of the insurance proceeds actually received by Landlord as a result of such 24-Month Destructions, multiplied by eight and ninety-nine hundredths percent (8.99%); provided, further, that the foregoing is subject to the provisions of Section 12.6.
12.4 Waiver.  Tenant irrevocably waives any statutory rights of termination which may arise by reason of any damage or destruction of the Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XII.
12.5 Insurance Proceeds Paid to Landlord Mortgagee.
(a) Notwithstanding anything herein to the contrary, if any Landlord Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Landlord Mortgage, such proceeds shall be applied, held and/or disbursed in accordance with the terms of the Landlord Mortgage.
(b) If the Landlord Mortgagee elects, or is required under the related financing document, to apply the insurance proceeds to the Indebtedness secured by the Landlord Mortgage, then Tenant shall not be obligated to repair or restore the Property and if Tenant does not elect to restore the Property with its own funds by Notice to Landlord within 60 days of such application of proceeds by Landlord Mortgagee, then except in the case of a 24-Month Destruction, Landlord shall elect upon Notice to Tenant within 90 days of application of such proceeds to the Landlord Mortgagee Indebtedness either to (a) fund the amount of insurance proceeds applied by Landlord Mortgagee within six (6) months of such application, in which case Tenant shall be obligated to restore the Property upon receipt of such proceeds (regardless of the sufficiency thereof for the required restoration), which may be disbursed by Landlord in accordance with the same or similar procedures as applied by Landlord Mortgagee, or (b) terminate this Master Lease as to the Property effective as of a date 90 days after the date of such Notice (with any failure of Landlord to send a Notice of such election to Tenant within the time period specified above being deemed an election by Landlord to terminate this Master Lease as to the Property pursuant to this clause (b)).

12.6 Tenant’s Right to Terminate Upon Damage Near End of Term.  In the event of a 24-Month Destruction in which Tenant does not elect to rebuild as provided herein, the Master Lease will terminate solely with respect to such Property, and Tenant shall tender all of the insurance proceeds payable in connection with the casualty (other than Tenant’s business interruption insurance proceeds), and Tenant shall pay the amount of any applicable deductible with respect to such casualty insurance, to Landlord.  Except for any Base Rent adjustment described in Section 12.3, such termination shall not otherwise affect any other terms or conditions of this Master Lease with respect to the remainder of the Property, all of which shall remain in full force and effect, subject to all obligations of Tenant which survive termination of the Master Lease.
12.7 Condemnation.  (a)  Tenant and Landlord shall promptly give the other written notice upon knowledge of the actual or threatened commencement of any condemnation or eminent domain proceeding or other governmental taking affecting any Property (a “Condemnation”), and, to the extent not otherwise received, shall deliver to the other copies of any and all papers served in connection with such Condemnation.
(b) Subject to the further provisions hereof, following the occurrence of a Condemnation, Tenant, regardless of whether sufficient Condemnation awards are available for restoration, shall, in a reasonably prompt manner, proceed to restore the Property to the extent practicable to be of substantially the same character and quality as prior to the Condemnation, in compliance with all applicable material Legal Requirements.  Tenant shall not be obligated to restore or replace Tenant’s Property or any Alterations made by Tenant unless the same are required to comply with Legal Requirements.
(c) This Master Lease shall terminate with respect to the affected Property upon the Condemnation of all or substantially all of such Property, or which renders the unaffected portion of the Property Unsuitable for its Intended Use (“Total Condemnation”); provided, that in the event of a temporary taking (which shall not exceed six (6) consecutive months), the Master Lease shall continue in full force and effect and Tenant shall receive the entire award therefor, subject to any Landlord Mortgage.  A Condemnation of substantially all of a Property shall be deemed to have occurred if (i) 50% or more of the square footage of such Property shall have been subject to a Condemnation, or (ii) there shall have been a loss of access or egress, parking capacity or any other appurtenance necessary for the operation of such Property substantially in the manner in which it had previously been operated and there is no reasonably equivalent replacement therefor.  In the event of a termination of this Master Lease pursuant to this Section 12.7(c), as of the date Tenant vacates the affected Property (and surrenders the same) in accordance with this Master Lease, Tenant shall have no further obligation to pay any Base Rent or Additional Charges in respect of the affected Property for the period after such termination and surrender, and the Base Rent due under this Master Lease shall be reduced by an amount equal to the amount of the condemnation proceeds actually received by Landlord as a result of such Total Condemnation, multiplied by eight and ninety-nine hundredths percent (8.99%).

12.8 Condemnation Proceeds Paid to Landlord Mortgagee.  Notwithstanding anything herein to the contrary, if any Landlord Mortgagee is entitled to any condemnation proceeds, or any portion thereof, under the terms of any Landlord Mortgage, such proceeds shall be applied, held and/or disbursed in accordance with the terms of the Landlord Mortgage.  If the Landlord Mortgagee elects, or is required under the related financing document to apply the condemnation proceeds to the Indebtedness secured by the Landlord Mortgagee, then Tenant shall not be obligated to repair or restore the Property and if Tenant does not elect to restore the Property with its own funds by Notice to Landlord within 60 days of such application of proceeds by Landlord Mortgagee, then, except in the case of a Total Condemnation, Landlord shall elect upon Notice to Tenant within 90 days of application of such proceeds by Landlord Mortgagee Indebtedness either to (a) fund the amount of Condemnation proceeds applied by Landlord Mortgagee within six (6) months of such application, in which case Tenant shall be obligated to restore the Property upon receipt of such proceeds (regardless of the sufficiency thereof for the required restoration), which may be disbursed by Landlord in accordance with the same or similar procedures as applied by Landlord Mortgagee, or (b) terminate this Master Lease as to the Property effective as of a date 90 days after the date of such Notice (with any failure of Landlord to send a Notice of such election to Tenant within the time period specified above being deemed an election by Landlord to terminate this Master Lease as to the Property pursuant to this clause (b)).
(a) The Base Rent and Additional Charges in respect of any Property affected by a Condemnation shall not abate by reason thereof, except as a result of and as of the date of a termination of this Master Lease with respect to an affected Property; provided, however, that from and after the date of such termination the Base Rent with respect to the remainder of the Property shall be adjusted as described in Section 12.7(c).
(b) Unless Tenant is required or elects to perform any restoration utilizing the Award, Landlord shall be entitled to the entire Award in any Condemnation, subject to Tenant’s Award, and Tenant shall not have any interest in or right to claim any, interest or award for or measured by the value of this Master Lease or Tenant’s leasehold estate hereunder, including any unexpired Term (including the  Renewal Term) hereof.  Landlord shall have the exclusive power to collect, receive and retain any Award proceeds and to make any compromise or settlement in connection with such Condemnation, subject to Tenant’s Award, further subject to Landlord’s making available any Award for Tenant’s restoration obligations hereunder.  Nothing herein shall be deemed to assign to Landlord, or preclude Tenant from seeking and retaining its interest in, a separate award to Tenant for Tenant’s Property, severable Alterations (subject to the provisions of any Legal Requirements, Insurance Requirements or Encumbrances), moving expenses, business dislocation damages or similar claims (provided, that where this Master Lease is to terminate as a result of such Condemnation, such claim does not reduce the award that would otherwise be paid over or assigned to Landlord) (“Tenant’s Award”).
(c) Any surplus which may remain out of proceeds or awards received pursuant to a Condemnation after payment of such costs of Restoration undertaken by Tenant, and any Tenant’s Award (if any) shall be paid over to and belong to Landlord.

ARTICLE XIII DEFAULT
13.1 Events of Default.  Any one or more of the following shall constitute an “Event of Default”:
(a) Tenant shall fail to pay any installment of Base Rent when due;
(b) Tenant shall fail to pay any other amount payable hereunder when due and such failure is not cured by Tenant within ten (10) days after Notice from Landlord of Tenant’s failure to pay such amount when due;
(c) a default shall occur under any Lease Guaranty where the default is not cured within any applicable cure period set forth therein or, if no cure periods are provided, within 30 days after Notice from Landlord;
(d) Tenant or Lease Guarantor shall:
(i)	admit in writing its inability to pay its debts generally as they become due;

(ii)	file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii)	make an assignment for the benefit of its creditors;

(iv)	consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(v)	file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.
(e) Tenant or Lease Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or any Lease Guarantor, a receiver of Tenant or any Lease Guarantor or of the whole or substantially all of the Tenant’s or Tenant’s Parent’s property, or approving a petition filed against Tenant or any Lease Guarantor seeking reorganization or arrangement of Tenant or any Lease Guarantor under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within 90 days from the date of the entry thereof;
(f) The occurrence of any of the following: (1) Tenant is closed by its appropriate bank regulatory authorities, including but not limited to situations where the FDIC is appointed as receiver for Tenant, (2) Tenant no longer provides FDIC insurance to its depositors, or (3) Tenant is being operated by the appropriate bank regulatory authorities as a bridge bank or other transitional entity.
(g) Tenant or Tenant’s Parent shall be liquidated or dissolved;

(h) Tenant ceases the continuous operations of any Bank Branch in violation of the Operating Covenant, and Tenant fails to resume operations within 30 days after Notice from Landlord; provided, however, if Landlord believes that Tenant has violated the Operating Covenant, it shall offer to meet and confer with Tenant in good faith for a period of 15 days prior to sending any Notice of such violation or any breach or default to Tenant; provided, further, however, Landlord shall not be required to meet and confer and Tenant shall not have any cure right with respect to any failure to conduct any business operations in 100% of any Property in violation of the Operating Covenant.
(i) any of the material representations or warranties made by Tenant hereunder or by Lease Guarantor in a Guaranty prove to be untrue when made in any material respect, and (i) if such misrepresentation is capable of being cured, it shall not have been cured within 30 days after Notice from Landlord, unless Tenant shall be diligently pursuing such cure and such cure is completed within an additional 60 days thereafter, or (ii) if such misrepresentation is not capable of being cured but the damages or detriment to Landlord (including all reasonable attorneys’ fees) can reasonably be ascertained and ascribed a monetary value, Tenant fails to pay the amount thereof (as reasonably estimated by Landlord) to Landlord prior to the expiration of such additional 60‑day period;
(j) except as expressly permitted hereunder, there shall occur any Transfer of the Master Lease or any interest therein or any Property which is not entirely revoked and rescinded within the earlier of (a) 15 days after such Transfer or (b) Tenant’s becoming aware thereof;
(k) if Tenant shall fail to observe or perform any other nonmonetary term, covenant or condition of this Master Lease and such failure is not cured by Tenant within 30 days after notice thereof from Landlord, unless such failure cannot with diligence be cured within a period of 30 days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and diligently to cure the failure and continues to act with diligence to complete the curing thereof within a commercially reasonable period of time not to exceed an aggregate of 120 after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law; provided, further, however, that in no event shall the original 30‑day period be further extended beyond any period (i) as shall be necessary to prevent imminent loss or damage (including the foreclosure of any lien) to any affected Property or (ii) which would constitute an event of default under any Landlord Mortgage which would entitle the holder to exercise any remedies thereunder;
(l) if Tenant shall fail to maintain any insurance required by the Lease and the same is not cured within the earlier of (a) 10 days after Notice from Landlord or (b) the date which is 15 days prior to the earliest date for cancellation of any insurance for nonpayment or nonrenewal; provided, however, that if such failure is the result of Tenant not obtaining the required insurance immediately following the downgrading of such insurance below the levels required herein, such failure shall not constitute an Event of Default unless such failure shall continue for the earlier of 10 days after (a) Tenant’s learning thereof or (b) Notice from Landlord; and
(m) the existence of a Downgrade Period for more than 60 days.

13.2 Certain Remedies.  If an Event of Default shall have occurred and be continuing, Landlord may (i) terminate this Master Lease by giving Tenant no less than 10 days’ Notice of such termination and the Term shall terminate and all rights of Tenant under this Master Lease shall cease, (ii) seek damages as provided in Section 13.3 and/or (iii) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default.  Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, and court costs, as a result of any Event of Default hereunder.  If an Event of Default shall have occurred and be continuing, whether or not this Master Lease has been terminated pursuant to the first sentence of this Section 13.2, Tenant shall, to the extent permitted by law, if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Property as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law, enter upon and repossess such Property by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law, may remove Tenant and all other Persons and any of Tenant’s Property from such Property (including all Alterations), but in no event shall Tenant be obligated to remove any Alterations that are owned or are deemed to be owned by Landlord under this Master Lease.
13.3 Damages.  None of (i) the termination of this Master Lease, (ii) the repossession of the Property, (iii) the failure of Landlord to relet the Property or any portion thereof, (iv) the reletting of all or any portion of the Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting.  Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Master Lease except if, and to the extent, required under applicable law.  If any such termination of this Master Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Property), Tenant shall forthwith pay to Landlord all Rent due and payable under this Master Lease, to and including the date of such termination.  Thereafter Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed upon current damages for the occurrence of an Event of Default, either:
(a) the sum of:
(i)	the worth at the time of award of the unpaid Base Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 13.3; plus
(ii)	the worth at the time of award of the amount of unpaid Base Rent which would have been earned after termination until the time of award; plus
(iii)	the worth at the time of award of the amount of the unpaid Base Rent for the balance of the Term after the time of award; plus
(iv)
any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease or which in the ordinary course of business might result therefrom, including all unpaid Additional Charges at the time of termination and all Additional Charges which might have accrued for the balance of the Term, and all reasonable costs and expenses of reletting the Property, including, but not limited to, all brokerage, advertising, repairs and other similar expenses reasonably necessary to secure new tenants for the Property.

As used in the foregoing clauses (i), (ii) and (iii), the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate from the date when due to the date paid.  As used in Section 13.3(a)(iii), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%); or
(b) regardless of whether Landlord chooses to terminate Tenant’s right to possession of the Property (whether or not Landlord terminates the Master Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Master Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Master Lease and Landlord may at any time thereafter terminate Tenant’s right to possession of the Property and seek damages under subparagraph (a) hereof, to the extent not already paid for by Tenant under this subparagraph (b).
13.4 Receiver.  Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.
13.5 Waiver.  If Landlord initiates judicial proceedings or if this Master Lease is terminated by Landlord pursuant to this Article Tenant irrevocably waives, to the extent permitted by applicable law, (i) any right of redemption, re‑entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.
13.6 Application of Funds.  Any payments received by Landlord under any of the provisions of this Master Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State in which the Property is located.
13.7 Landlord’s Right to Cure Tenant’s Default.  If an Event of Default shall have occurred and be continuing, in addition to and not in limitation of any and all other rights and remedies, Landlord, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the applicable Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor including to the fullest extent permitted by law, repossessing the Property and ejecting any Person or property thereon; provided, however, that no such entry or action by Landlord shall constitute an actual or constructive eviction or repossession, without Landlord’s express intention to do so as expressed in writing.  No such entry shall be deemed an eviction of Tenant.  All reasonable sums so paid by Landlord and all costs and expenses (including attorneys’ fees and expenses, in each a case, to the extent permitted by law) so incurred, together with interest thereon (to the maximum extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.  The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Master Lease.

ARTICLE XIV LANDLORD’S FINANCING
14.1 Landlord’s Financing.  Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Landlord Mortgage upon the Property or any portion thereof or interest therein.  This Master Lease is and at all times shall automatically and without further action be subject and subordinate to the lien of any Landlord Mortgage which may now or hereafter affect the Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof, subject to receipt of the SNDA (hereinafter defined).  The holder of each Landlord Mortgage shall execute and deliver to Tenant a customary nondisturbance and attornment agreement (“SNDA”) in the form then used by Landlord Mortgagee, which shall also be executed by Tenant as well as Landlord, which will bind Landlord and Tenant, and such holder of such Landlord Mortgage and its successors and assigns as well as any person who acquires any portion of the Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Property (each, a “Foreclosure Purchaser”).  The SNDA shall provide that in the event of any foreclosure under the Landlord Mortgage, the holder of such Landlord Mortgage, and any Foreclosure Purchaser, shall not disturb either Tenant’s leasehold interest or possession of the Property in accordance with the terms hereof, nor any of Tenant’s rights, privileges and options, and shall give effect to this Master Lease as if such Landlord Mortgagee or Foreclosure Purchaser were the landlord under this Master Lease (so long as there is not then outstanding and continuing an Event of Default under this Master Lease, it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions of this Master Lease concerning the exercise of rights and remedies upon such Event of Default).  If, in connection with obtaining any Landlord Mortgage for the Property or any portion thereof or interest therein, a Landlord Mortgagee or prospective Landlord Mortgagee shall request (A) reasonable cooperation from Tenant, and/or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Tenant hereby agrees to reasonably cooperate in connection therewith, and to execute and deliver such amendments or modifications so long as any such amendments or modifications do not in any material respect (i) increase Tenant’s monetary obligations under this Master Lease; (ii) increase Tenant’s nonmonetary obligations under this Master Lease; or (iii) diminish Tenant’s rights or remedies under this Master Lease, including limiting or shortening any time periods for the payment or performance of any Tenant obligations or any notice and cure periods for any default of Tenant or limiting in any manner the right of Tenant to operate the Bank Branches in the ordinary course of its business (collectively, “Tenant Detriments”).
14.2 Attornment.  Any SNDA shall provide that if Landlord’s interest in the Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Landlord Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law:  (a) at the request and option of the new owner or superior lessor, or other Foreclosure Purchaser, as the case may be (“Successor Landlord”), which request and option shall be exercised within 30 days following such transfer of Landlord’s interest, Tenant shall attorn to and recognize the Successor Landlord as Tenant’s “landlord” under this Master Lease or enter into a new lease substantially in the form of this Master Lease with the Successor Landlord, and Successor Landlord and Tenant shall take such actions to confirm the foregoing within 10 days after request of the Successor Landlord, all on the terms and conditions set forth in the SNDA; and (b) the Successor Landlord shall not be liable for the acts of the prior Landlord, except as set forth in the SNDA; provided, however, until and unless Successor Landlord has made such request, Tenant shall continue to have all rights of possession of the Property as provided under this Master Lease.

14.3 Cooperation with Securitization.  Tenant agrees to cooperate in good faith with Landlord and any Landlord Mortgagee in connection with any transfer, participation and/or Securitization of any loan secured by a Landlord Mortgage (a “Landlord Loan”), or any or all servicing rights with respect thereto, including by (i) providing such documents, financial and other data, and other information and materials (the “Disclosures”) which would typically be required with respect to such a transfer, participation and/or Securitization; and (ii) amending the terms of this Master Lease to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such transfer, participation and/or Securitization, so long as such amendments do not cause a Tenant Detriment.  Tenant consents to Landlord and Landlord’s Mortgagee providing the Disclosures to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such transfer, participation and/or Securitization, as applicable.
14.4 Landlord Mortgagee Generally.  Landlord Mortgagee shall be an express and intended third party beneficiary of the provisions contained in this Article and of any other provision in this Master Lease expressly requiring the approval or consent of Landlord Mortgagee and shall have the right to enforce such provisions against Tenant.  Tenant shall have the right to rely conclusively upon any written communication from any Landlord Mortgagee’s “Trustee”, “Servicer” or “Special Servicer” as the duly authorized statement or communication by Landlord Mortgagee.  Unless otherwise expressly provided in the Landlord Mortgage Documents, any consent or approval of Landlord Mortgagee required under this Master Lease may be granted or withheld in Landlord Mortgagee’s sole discretion.
14.5 Limitation of Successor Landlord Liability.  Notwithstanding anything herein to the contrary, in the event a Successor Landlord shall acquire title to the Property (which, for purposes of this Section, shall include Landlord at any time after Landlord Mortgagee (or its nominee or designee) shall have acquired direct or indirect control of the voting interests in any Landlord), Successor Landlord shall have no obligation, nor incur any liability, beyond Successor Landlord’s then‑interest, if any, in the Property, and Tenant shall look exclusively to such interest, if any, of Successor Landlord in the Property for the payment and discharge of any obligations imposed upon Successor Landlord under this Master Lease.  Tenant agrees that, with respect to any monetary judgment which may be obtained or secured by Tenant against Successor Landlord, Tenant shall look solely to the estate or interest owned by Successor Landlord in the Property (including  the rent, issues and profits therefrom), and Tenant will not collect or attempt to collect any such judgment against any Successor Landlord personally or any shareholder, member, partner, director or officer thereof, out of any other assets of Successor Landlord or any shareholder, member, partner, director or officer thereof.

14.6 Lease Modifications.  Tenant agrees that no amendment, modification, waiver, termination, tender, surrender or cancellation of this Master Lease shall be effective as against any Landlord Mortgagee or Successor Landlord unless the same shall have been consented to by Landlord Mortgagee or Successor Landlord in writing, unless otherwise provided in the Landlord Mortgage Documents.
14.7 Notice of Default to Landlord Mortgagee.  In the event of any act or omission by Landlord which would give Tenant the right (if any), either immediately or after notice or the lapse of a period of time, or both, to terminate this Master Lease, or to claim a partial or total eviction, Tenant will not exercise any such right (A) until it has given written notice of such act or omission to Landlord Mortgagee, and (B) until a reasonable period of time (in any event not less than 90 days) for remedying such act or omission shall have elapsed following both the giving of such notice and following the time when Landlord Mortgagee shall have become entitled under the Landlord Mortgage Documents to remedy the same; provided that Landlord Mortgagee, with reasonable diligence (i) shall have pursued such remedies as are available to it under Landlord Mortgage Documents so as to be able to remedy the act or omission, and (ii) thereafter shall have commenced and continued to remedy such act or omission or cause the same to be remedied.
14.8 Delivery of Notices to Landlord Mortgagee.  Subsequent to the receipt by Tenant of Notice from Landlord as to the identity and address of Landlord Mortgagee, no Notice from Tenant to Landlord shall be effective unless and until a duplicate original of such Notice is given to Landlord Mortgagee in accordance with Article XIX.  The curing of any of Landlord’s defaults by Landlord Mortgagee shall be treated as performance by Landlord.
14.9 Right of Landlord Mortgagee to Enforce Lease.  Tenant agrees that, to the extent permitted by Landlord under the Landlord Mortgage Documents, Landlord Mortgagee may exercise the self‑help remedies of Landlord hereunder.
14.10 Exercise of Landlord’s Discretion.  In any instance hereunder in which Landlord must be reasonable in making a request or granting or withholding an approval or consent, Tenant acknowledges and agrees that Landlord may take into account the reasonable objections of Landlord Mortgagee, to the extent Landlord is required to do so under the Landlord Mortgage Documents.
14.11 Cure of Landlord Defaults.  Subject to the provisions of the SNDA, no Landlord default under this Master Lease shall be deemed to exist so long as any Landlord Mortgagee in good faith, (i) shall have commenced promptly to cure the default in question and prosecutes the same to completion with reasonable diligence and continuity, or (ii) if possession of the Property is required to cure the default in question, such Landlord Mortgagee (x) shall have entered into possession of the Property with the permission of Tenant for such purpose or (y) shall have notified Tenant of its intention to institute enforcement proceedings in respect of Landlord Mortgage Documents to obtain possession of Landlord’s interest directly or through a receiver and thereafter prosecutes such proceedings with reasonable diligence and continuity.

14.12 Indemnification.  (a)  Notwithstanding the existence of any insurance required to be provided hereunder (but not in duplication thereof), and without regard to the policy limits of any such insurance, and in addition to and not in limitation of any other indemnity provided in this Master Lease, to the fullest extent permitted by applicable law, Tenant will protect, indemnify, save harmless and defend Landlord and Landlord Mortgagee and all Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs, fees and expenses (including reasonable attorneys’ fees and court costs, including the same incurred in the enforcement of such indemnity), to the maximum extent permitted by law, imposed upon or incurred by or asserted against such Indemnified Party by reason of:  (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Property, (ii) any use, misuse, nonuse, condition, maintenance, repair or Alteration by Tenant or anyone claiming by, through or under Tenant, including agents, contractors, invitees or visitors of the applicable Property or in connection with any Tenant’s Property, (iii) any failure on the part of Tenant or anyone claiming by, through or under Tenant to perform or comply with any of the terms of this Master Lease, (iv)  any contest by Tenant of any Legal Requirement or Insurance Requirement, regardless of whether the same is conducted in accordance with the terms hereof, (v) any Retail Operations Claims, (vi) any Environmental Issues, (vii) without limitation of clause (i) above, any accident, injury, death or damage (as the case may be) occurring prior to the Commencement Date on or about any portion of the Property or (viii) without limitation of clause (i) above, any accident, injury, death or damage to any person occurring on or subsequent to the Commencement Date arising from any acts or omissions of Tenant.  Any amounts which become payable by Tenant under this Section shall bear interest (to the extent permitted by law) at the Overdue Rate from 10 Business Days following the date of demand to the date of payment.  Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against any Indemnified Party (“Claim”).  Nothing herein shall be construed as indemnifying an Indemnified Party against its own grossly negligent acts or willful misconduct.  If at any time an Indemnified Party shall have received written notice of or shall otherwise be aware of any Claim which is subject to indemnity under this Section, such Indemnified Party shall give reasonably prompt written notice of such Claim to Tenant; provided, that (i) such Indemnified Party shall have no liability for an inadvertent failure to give notice to Tenant of any Claim and (ii) the inadvertent failure of such Indemnified Party to give such a notice to Tenant shall not limit the rights of such Indemnified Party or the obligations of Tenant with respect to such Claim, provided that Tenant shall have no obligation to indemnify or defend any Claim until it receives actual notice thereof (from any source).  Tenant shall have the right to control the defense or settlement of any Claim, provided, that (A) if the compromise or settlement of any such Claim shall not result in the complete release of such Indemnified Party from the claim so compromised or settled, the compromise or settlement shall require the prior written approval of such Indemnified Party and (B) no such compromise or settlement shall include any admission of wrongdoing on the part of such Indemnified Party, provided, further, that an Indemnified Party shall have the right to approve counsel engaged to defend such Claim by Tenant and, at its election and sole cost and expense, shall have the right, but not the obligation, to participate fully in the defense of any Claim with counsel of its choice.  Without limiting the foregoing and notwithstanding any provision to the contrary in this Master Lease, no Indemnified Party shall voluntarily agree to accept or incur liability for any Claim, or waive, toll or extend any applicable limitations period with respect to any Claim.  Tenant’s liability under this Section shall survive the expiration or earlier termination of this Master Lease.

(b) The following shall be expressly included in the foregoing indemnity by Tenant:
(i)
“Retail Operations Claims,” which means any and all claims from or by all customers, licensees, invitees, employees and others for personal injury, property damage, product or service warranty, service, merchandise, products liability, and employment, consumer credit and vendor claims, and all claims and liabilities under applicable Legal Requirements, arising out of or relating to the retail business operations or other activities conducted on or about the Property by Tenant, Tenant’s Parent or any Affiliate of their Affiliates prior to the Commencement Date or at any time during the term of this Master Lease with respect to the Property, including claims from or by all customers, licensees, invitees, employees, Governmental Authorities or any other Person for, among other things, non‑compliance with applicable law, personal injury, property damage, product or service warranty, service, merchandise, cybersecurity, data breach, products liability, tax, employment (including any pension‑related claims), consumer credit and vendor claims.  For the avoidance of doubt, Retail Operations Claims shall include liabilities arising under tort claims by third parties as a result of violations of applicable law, in each case, arising from the physical condition or use of the Property, but shall not include other (a) claims by Landlord, its Affiliates and their successors and assigns, relating directly and solely to the physical condition of the Property, and (b) claims arising after the recapture by Landlord or its Affiliates of all or any portion of the Property or termination of this Master Lease with respect to all or any of the Property, except to the extent provided in this Master Lease.

(ii)
“Environmental Issues,” which means any of (A) any violation of Environmental Laws or (B) the use, spilling, leaking, emitting, injecting, escaping, abandoning, dumping, presence, storage, release, threatened release, discharge, migration of or exposure to Hazardous Substances on, in, under, from or around any Land or improvements thereon in violation of Environmental Laws or in excess of an applicable standard that would require investigation, remediation or other corrective action pursuant to Environmental Law, in each case regardless of when such Hazardous Substances were first introduced in, on or about such Land or improvements.

(c) To the extent not prohibited by applicable law, Tenant hereby expressly releases Landlord, and Landlord Mortgagee and all Indemnified Parties from, and irrevocably waives all claims for, damage or injury to person, theft, loss of use of or damage to property and loss of business sustained by Tenant and resulting from the Property, including any Leased Improvements, Fixtures and Tenant’s Property or any part thereof or any equipment therein or appurtenances thereto becoming in disrepair, or resulting from any damage, accident or event in or about the Property; provided, that all acts or omissions of gross negligence or willful misconduct on the part of Landlord, Landlord Mortgagee or any Indemnified Parties are excepted from the foregoing release.  Without limiting the generality of the foregoing, this Section shall apply particularly, but not exclusively, to:  flooding, damage caused by building equipment and apparatuses, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration, death, loss, conversion, theft, robbery, or the bursting or leaking of pipes, plumbing fixtures or sprinkler devices.

ARTICLE XV TENANT FINANCING
15.1 No Leasehold Mortgages.  Under no circumstance may Tenant mortgage or otherwise encumber Tenant’s interest and estate in and to the Property as a whole (the “Leasehold Estate”) or in part under one or more mortgages, deeds of trust or other instruments, except upon the prior written consent of Landlord and Landlord Mortgagee, which may be withheld, conditioned or delayed in Landlord and/or Landlord Mortgagee’s sole discretion.
ARTICLE XVI NO MERGER
16.1 No Merger.  There shall be no merger of this Master Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Master Lease or the leasehold estate created hereby or any interest in this Master Lease or such leasehold estate and (ii) the fee estate in the Property.
ARTICLE XVII CONVEYANCE BY LANDLORD
17.1 Conveyance by Landlord.  Without limiting any provisions herein with respect to any Successor Landlord, if Landlord or any successor owner of the Property shall convey the Property as an entirety, other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released absolutely and unconditionally from all future liabilities and obligations of Landlord under this Master Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.
ARTICLE XVIII QUIET ENJOYMENT
18.1 Quiet Enjoyment.  So long as Tenant shall pay the Rent as the same becomes due and shall comply with all of the other terms of this Master Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, including any Landlord Mortgagee, but subject to all Encumbrances, and all liens and encumbrances after the date hereof provided for in this Master Lease or consented to by Tenant in writing where such consent is required, further subject to the terms and conditions of the SNDA.  No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Master Lease or abate, reduce or make a deduction from or offset or receive a credit against the Rent or any other sum payable under this Master Lease, or to fail to perform any other obligation of Tenant hereunder.  Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action, to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Section, subject to Section 21.3.
ARTICLE XIX NOTICES
19.1 Notices.  Any notice, request or other communication required or desired to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express or overnight courier service, or by email transmission (with a copy sent pursuant to one of the other methods specified herein), to the following addresses:

To Tenant:	First Seacoast Bank 633 Central Avenue Dover, New Hampshire 03820 Attention: Rick Donovan - CFO
To Landlord:	FNLR 1SEA LLC c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Floor New York, New York 10105 Attention: Constantine Dakolias
With a copy to:	c/o Fortress Investment Group 11611 San Vicente Boulevard, 10th Floor Los Angeles, California 90049 Attention: William Turner and Chase Romney
And a copy to:	Dain, Torpy, Le Ray, Wiest & Garner, P.C. 175 Federal Street, 15th Floor Boston, Massachusetts 02110 Attention: Timothy Pecci
or to such other address as either party may hereafter designate.  Notice given in accordance with this Section shall be deemed to have been given (a) if by hand or by express or overnight courier service, on the date of personal delivery, if such delivery is made on a Business Day, or if not, on the first (1st) Business Day after delivery; if delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted; and (b) if by mail, on the third (3rd) Business Day after mailing; and (c) if by email transmission, upon confirmation that such Notice was received by a “read receipt” from the recipient or by written confirmation of receipt from the recipient.
ARTICLE XX ENVIRONMENTAL INDEMNITY
20.1 Hazardous Substances.  Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Property or incorporated in any Property; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Property in quantities and for purposes similar to those brought, kept, or properly used or disposed of, from, in, on or under similar facilities used for purposes similar to the uses conducted at the Bank Branches in the ordinary course of business as of the date of this Master Lease and which are brought, kept, used and disposed of in compliance with Legal Requirements.  Tenant shall not allow the Property to be used as a waste disposal site, or for the management, use, generation, manufacturing, labeling, registration, production, handling, storage, release, discharge, emitting, injecting, abandoning, dumping, disposal, treatment, transportation or distribution or disposal of any Hazardous Substance.

20.2 Notices.  Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any notice or notification (a) from a government agency with respect to (i) any violation of a Legal Requirement  relating to Hazardous Substances located in, on, or under the Property or any adjacent property, (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Property; (b) with respect to any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed or migrating from the Property, including any complaints, notices, warnings or assertions of violations in connection therewith and (c) with respect to any claim made by any Person against Tenant or the Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance.
20.3 Remediation.  If Tenant (a) is or becomes aware of any Environmental Issue that involves the presence, a release or potential release of, or exposure to a Hazardous Substance or material harm to human health or safety or for which there is a requirement under applicable Environmental Law to conduct an investigation or remediation, (b) receives notice from a government agency of a violation of any Legal Requirement relating to any Hazardous Substance  in, on, under or about the Property, or any proximate property which is caused or alleged to be caused by Tenant, or (c) if Tenant, Landlord or the Property becomes subject to any order of any federal, state or local agency to repair, investigate, close, detoxify, decontaminate or otherwise remediate the Property, or if Landlord becomes aware of the circumstances described in clauses (a) through (c), Tenant shall promptly notify Landlord of such event (or Landlord shall promptly notify Tenant of such event (as applicable)), and, at its sole cost and expense, Tenant shall cure such violation or effect such repair, investigation, closure, detoxification, decontamination or other remediation as is required by applicable Environmental Law.  If Tenant fails to implement and diligently pursue any such cure, investigation, repair, closure, detoxification, decontamination or other remediation to the satisfaction of the applicable regulatory authority as evidenced by the issuance of a “no further action/remediation” letter or similar instrument, Landlord shall have the right, but not the obligation, to carry out such action upon reasonable prior notice to Tenant and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith in accordance with applicable Environmental Law.
20.4 Indemnity.  To the fullest extent permitted by applicable law, Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord and all Indemnified Parties for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”), whether or not arising out of third‑party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord, or on the Property, incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, any and all Environmental Issues before, during or after the Term, including (i) the production, management, use, generation, manufacture, labeling, registration, storage, treatment, transporting, disposal, discharge, spilling, leaking, emitting, injecting, escaping, abandoning, dumping, release or other handling or disposition of any Hazardous Substances from, in, on or about the Property (collectively, “Handling”), including the effects of such Handling of or exposure to any Hazardous Substances on any Person or property within or outside the boundaries of the Property, (ii) the presence of any Hazardous Substances in, on, under or about the Property and (iii) the violation of any Environmental Law.  “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorneys’ fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

20.5 Environmental Inspections.  In the event that Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XX, or that there may exist any violation of Environmental Law or presence of Hazardous Substances in excess of an applicable standard that would require investigation, remediation or other corrective action pursuant to Environmental Law in, on, from, under or about any Property, or if Landlord desires to do so in connection with the prospective sale, leasing, financing, development or development of any portion of the Property (including the Property), Landlord shall have the right, from time to time, during normal business hours and upon not less than 5 days’ Notice to Tenant, except in the case of an emergency, in which event no notice shall be required, to conduct (or cause to be conducted) an inspection of the Property to determine the existence of such violation of Environmental Law or such presence of Hazardous Substances.  Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for Environmental Issues.  Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy and any Environmental Issues regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Master Lease.  The obligations set forth in this Article XX shall survive the expiration or earlier termination of this Master Lease with respect to any or all Property for any reason whatsoever.
20.6 Survival.  Tenant’s liability under this Article shall survive the expiration or earlier termination of this Master Lease.
20.7 Potable Well Water.  In addition to (and not in limitation of) Tenant’s other obligations hereunder, with respect to the elevated arsenic concentration detected in the potable well water at the Property located at 6 Eastern Avenue, Barrington, New Hampshire (the “Barrington Property”), that is noted in that certain Phase I Environmental Site Assessment Report of the Barrington Property dated May 17, 2024, prepared by Partner Engineering and Science, Inc. (Partner Project No. 24-447262.3), Tenant, at its sole cost and expense, shall, within four (4) months following the Commencement Date, and so long as the arsenic concentration in the potable well water exceeds the then-applicable reported acceptable level, either (a) implement regulatory potable water protocols at the Barrington Property (e.g., supply bottled water for drinking in lieu of the well water) to obtain compliance with the known arsenic exceedance, or (b) install, operate, and maintain a filtration or other system at the Barrington Property to bring the arsenic concentration in the potable well water at the Barrington Property to a reported acceptable level or to ensure that drinking water on such Property is obtained from alternative sources.
ARTICLE XXI MISCELLANEOUS
21.1 Survival.  Notwithstanding anything to the contrary contained in this Master Lease, all terms, conditions, covenants and provisions with respect to Tenant’s obligations hereunder (including all claims against, and liabilities and indemnities of, Tenant) arising or accruing prior to or on the expiration or earlier termination of this Master Lease shall survive such expiration or termination of this Master Lease.  For avoidance of doubt, termination of this Master Lease with respect to part or all of any one or more Property at any one or more Properties in accordance with the terms of this Master Lease, except as otherwise expressly set forth herein, shall have no impact on the effectiveness of this Master Lease with respect to any Property or Properties which have not been so terminated.

21.2 Partial Invalidity.  If any provision, term, covenant or condition of this Master Lease or the application thereof to any Person or circumstance shall, to any extent, be determined by a court of competent jurisdiction or any arbitrator to be invalid or unenforceable, the remainder of this Master Lease, or the application of such provision, term, covenant or condition to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each provision, term, covenant or condition of this Master Lease shall be valid and be enforced to the fullest extent permitted by law.  For the avoidance of doubt, nothing in this Section 21.2 shall be construed to limit the single, unitary, integrated, indivisible nature of this Master Lease.
21.3 Non‑Recourse.  Tenant specifically agrees to look solely to the equity interest of Landlord in the Property as it exists from time to time for the satisfaction of any claim or liability of Landlord under this Master Lease, and Tenant shall not institute any action or proceeding against, nor seek to recover any judgment from, Landlord personally or against any Property, but Landlord’s sole liability hereunder shall be limited solely to its equity interest in the Property from time to time, and no recourse under or in respect of this Master Lease shall be had against any other assets of Landlord or against any Person having an interest in Landlord or any such Person’s assets whatsoever.  Without limiting the foregoing, it is specifically agreed that no constituent partner, member or shareholder or owner of any beneficial or equitable interest in Landlord or any manager, managing member, director, officer or employee of Landlord shall ever be personally liable nor shall any personal assets of any such Person ever be liable for any such claim, liability or judgment or for the payment of any monetary obligation to Tenant.  Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant nor shall Tenant ever be liable to Landlord for any indirect, speculative or consequential damages suffered by Tenant or Landlord, as the case may be, from whatever cause.
21.4 Successors and Assigns.  This Master Lease shall be binding upon Landlord and its successors and assigns, and upon Tenant and its permitted successors and assigns pursuant to Article IX.
21.5 Governing Law.  THIS MASTER LEASE WAS NEGOTIATED IN THE STATE OF NEW HAMPSHIRE, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL JURISDICTIONAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY.  ACCORDINGLY, IN ALL RESPECTS THIS MASTER LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW HAMPSHIRE (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT, AS TO EACH PROPERTY, ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XIV RELATING TO RECOVERY OF POSSESSION OF SUCH PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) (COLLECTIVELY, “LOCAL REMEDIES”) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH SUCH PROPERTY IS LOCATED.

21.6 Consent to Jurisdiction; Waiver of Trial by Jury.  EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MERRIMACK IN THE STATE OF NEW HAMPSHIRE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS MASTER LEASE (INCLUDING ANY BREACH HEREOF) OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO COMMENCE ANY SUCH ACTION, SUIT OR PROCEEDING ONLY IN SUCH COURTS, EXCEPT WITH RESPECT TO ANY LOCAL REMEDIES.  EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY UNITED STATES REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT OR PROCEEDING.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN SUCH COURTS, AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE.  EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION 21.6 WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
21.7 Entire Agreement.  This Master Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties, and no such change or modification to any specific provision of this Master Lease shall be effective without the explicit reference to the applicable Section by number and paragraph (if any).  Landlord and Tenant hereby agree that all prior or contemporaneous oral or written understandings, agreements or negotiations relative to the leasing of the Property or the execution of this Master Lease are merged and integrated into, and revoked and superseded, by this Master Lease.

21.8 Headings.  All titles and headings to sections, subsections, paragraphs or other divisions of this Master Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.
21.9 Counterparts.  This Master Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Master Lease.
21.10 Interpretation.  Both Landlord and Tenant have been represented by counsel and this Master Lease and every provision hereof has been freely and fairly negotiated.  Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.
21.11 Time of Essence.  TIME IS OF THE ESSENCE OF THIS MASTER LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.
21.12 Further Assurances.  The Parties agree to execute, acknowledge and deliver to each other Party and/or such other Persons as a Party may request, all documents reasonably requested by any Party to give effect to the provisions and intent of this Master Lease.
21.13 Landlord’s Right to Inspect and Show the Property.  In addition to all other rights of Landlord hereunder, upon reasonable advance notice to Tenant which may be given verbally to the Bank Branch manager with not less than forty‑eight (48) hours’ notice (except in the case of an emergency), Landlord and its authorized representatives shall have the right to inspect the Property and to show the Property to potential purchasers, tenants and lenders at all reasonable times during usual business hours.  Landlord and its representatives shall take reasonable care to minimize disturbance of the operations of the Property, except in the case of an emergency, and not to cause any damage or injury to the Property or Tenant’s Property, and Landlord shall be responsible for all acts and omissions for all representatives it brings on the Property.  Tenant and its representatives shall have the right to be present during any and all such inspections.
21.14 Acceptance of Surrender.  No surrender to Landlord of this Master Lease or of the Property or any part thereof, or of any interest therein, shall be valid or effective until and unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than written acceptance by Landlord, shall constitute an acceptance of any such surrender.

21.15 Non‑Waiver.  The failure of Landlord or Tenant to insist, in any one or more instances, upon a strict performance of any of the covenants, conditions, terms or provisions of this Master Lease, or to exercise any election, option, right or remedy herein contained (collectively, “Lease Provisions”), shall not be construed as a waiver or a relinquishment of such Lease Provisions or a waiver for the future of any of the same or any other Lease Provisions, but the same shall continue and remain in full force and effect.  The receipt by Landlord of Rent or payment of Rent by Tenant, with knowledge of the breach of any Lease Provisions for which Tenant is obligated or liable, shall not be deemed a waiver of such breach.  No waiver by Landlord or Tenant of any Lease Provisions shall be deemed to have been made unless expressed in writing and signed by Landlord or Tenant, as the case may be.
21.16 Accord and Satisfaction.  Without limiting the foregoing provisions of Section 21.15, no payment by Tenant or receipt by Landlord of a lesser amount than the full amount of Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated or required payments of Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or confirmation of any Wire Transfer or other payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check, Wire Transfer or other payment without prejudice to Landlord’s right to recover the balance of such Rent (with late charges and interest as provided herein) or pursue any other remedy provided in this Master Lease or at law or in equity.
21.17 Liens.  Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien, mortgage or other encumbrance upon the estate of Landlord or of any interest of Landlord in the Property or the Property, or upon or in the building or buildings or improvements thereon or hereafter erected or placed thereon, it being agreed that should Tenant cause any improvements, alterations or repairs to be made to the Property, or material furnished or labor performed therein, or thereon, neither Landlord nor the Property nor any improvements shall under any circumstances be liable for the payment of any expense incurred or for the value of any work done or material furnished to the Property or any part thereto. All such improvements, alterations, repairs, materials and labor shall be done at Tenant’s expense and Tenant shall be solely and wholly responsible to contractors, laborers and material men furnishing labor and material to said premises and building or buildings and improvements or any part thereof and all such laborers, material men and contractors are hereby charged with notice that they must look solely and wholly to Tenant and Tenant’s interest in the Property to secure the payment of any bills for work done and materials furnished.
In addition to all other rights and remedies of Landlord, in the event that a mechanic’s lien shall be filed against the Property or Tenant’s interest therein or against the Property as the result of any repairs, fixturing, alterations or other work undertaken by Tenant, Tenant shall, within twenty‑one (21) days after receiving notice of such lien, discharge such lien either by payment of the indebtedness due or by filing a bond (as provided by statute) or by providing a surety bond for one hundred twenty five percent (120%) of the amount of such lien as security therefor, or a title indemnity from a nationally recognized title insurer.  In the event that Tenant shall fail to bond or discharge such lien, or provide such security or title indemnity for such lien, Landlord may, but shall not be obligated to, in addition to all other rights and remedies in this Master Lease, have the right to procure such discharge by filing such bond and Tenant shall pay the cost of such bond to Landlord (together with interest at the Overdue Rate) as Additional Charges upon the first day that Rent shall be due thereafter.

21.18 Cumulative Remedies.  Each and every one of the rights, remedies and benefits provided by this Master Lease to Landlord and Tenant shall be cumulative and shall not be exclusive of any other such rights, remedies and benefits allowed by law.
21.19 Confidentiality and Media Releases.  The Parties hereby agree not to disclose any of the terms of this Master Lease to any person or entity not a party to this Master Lease, nor shall either Party, without the prior written consent of the other, issue any press or other media releases or make any public statements relating to the terms or provisions of this Master Lease; provided, however, that either Party may make necessary disclosures to (i) potential lenders, investors, purchasers, subtenants, assignees, attorneys, advisors, consultants, accountants and economic development authorities and/or as may be required by applicable laws or court order, so long as such Parties agree to keep all of the terms of this Master Lease strictly confidential to the extent practicable, and except as may be required pursuant to applicable law, or (ii) any lender, investor or prospective investor, rating agency, counsel, advisor, consultant or accountant in connection with a securitization and/or sale of a loan.
21.20 Authority.  The Parties hereto represent and warrant to each other that the person(s) executing this Master Lease on behalf of Landlord or Tenant, as the case may be, have been duly authorized by all requisite corporate or other action of Landlord or Tenant, as the case may be, so that upon such execution this Master Lease will be binding upon and enforceable against each Party in accordance with its terms, subject to general equitable principles and the laws of insolvency and bankruptcy.  Landlord and Tenant agree to furnish to the other Party from time to time upon request such written proof of such authorization as either Party may reasonably request.
21.21 Overdue Rate.  In addition to all other rights and remedies of Landlord in this Master Lease, in the event that Landlord shall incur any cost or expense on behalf of Tenant (including curing or payment or discharge of any liability or obligation of Tenant or any breach or default by Tenant hereunder), whether or not there is an Event of Default, which is not paid to Landlord by Tenant within five (5) Business Days of Landlord’s demand therefor accompanied by an invoice in reasonable detail, the same shall bear interest at the Overdue Rate from the date of demand until paid in full and shall constitute Additional Charges.
21.22 Delivery of Information.  (a)  Within seventy‑five (75) days after the end of each Fiscal Year and within forty (40) days after the end of each fiscal quarter of Tenant during the Term, Tenant shall deliver to Landlord Tenant’s and Lease Guarantor’s Financial Statements for the Fiscal Year or quarter, as the case may be, then ended.
(b) Tenant shall also deliver the following additional financial information to Landlord:
(i)
prompt notice (containing reasonable detail) of any material changes in the financial or physical condition of any Property, including any termination of a material lease and any termination or cancellation of terrorism or other insurance required by the Landlord Mortgage; and

(ii)
as promptly as reasonably practicable, all such other financial statements and information as Landlord may reasonably request, including to enable Landlord to comply with all voluntary and mandatory financial reporting requirements of Landlord under all Legal Requirements and under the Landlord Mortgage, including with respect to any requirements of any member of Landlord (or any Affiliate of any member of Landlord), their successors, and assigns, with respect to status as a REIT.

Tenant and Lease Guarantor shall also make their management-level employees responsible for financial reporting available for a management call with Landlord and Landlord Mortgagee (if any), to answer questions as to the Financial Statements, at least one (1) time per calendar quarter at Landlord’s request.
Subject to the next succeeding sentence, all such Financial Statements and additional financial information, and information derivative therefrom (collectively, “Tenant Confidential Information”), shall be held strictly confidential by Landlord and shall not be shared or disclosed by Landlord (except to its members, employees, representatives, agents, accountants, attorneys, investors, potential investors, lenders, potential lenders, purchasers, potential purchasers and service providers who have a reason to know such Tenant Confidential Information in order to assist Landlord in its ownership and operation of the Properties (including, without limitation, any financing, re-financing, capitalization, re-capitalization, sale, or assignment thereof) and Landlord shall cause such Persons to not disclose the same) until and unless Tenant has made such information public and except pursuant to Legal Requirements or legal process.  Notwithstanding the foregoing, Landlord may disclose Tenant Confidential Information to (i) the agents and actual or prospective lenders in respect of the Landlord Mortgage in accordance with the Landlord Mortgage Documents, and (ii) any lender, investor or prospective investor, rating agency, counsel, advisor, consultant or accountant in connection with any loan, or any securitization, participation and/or sale of a loan.
ARTICLE XXII MEMORANDUM OF LEASE
22.1 Memorandum of Lease.  In no event shall Tenant record this Master Lease.  Landlord and Tenant covenant and agree to execute, acknowledge and deliver a short‑form memorandum of this Master Lease, in form suitable for recording under the laws of each state in which the applicable Property is located, at any other time upon the request of Tenant.  From time to time, upon request of either Party, the Parties shall execute, acknowledge and deliver amendments to such memoranda of lease (a) to reflect the termination of this Master Lease with respect to any Property as provided herein, and upon the final expiration or earlier termination of this Master Lease to the Property, and (b) as otherwise may be appropriate.  Tenant shall pay all costs and expenses of recording such Memorandum of Lease and any further memoranda of lease (except in connection with any New Lease). In the event of any discrepancy between the provisions of such recorded memoranda and the provisions of this Master Lease, the provisions of this Master Lease shall prevail.
ARTICLE XXIII BROKERS
23.1 Brokers.  Tenant warrants that it has not had any contact or dealings with any real estate broker, agent or finder or other Person which would give rise to the payment of any fee, brokerage commission or other payment in connection with this Master Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord and all Indemnified Parties from and against any claims, liability, damages, fees, costs or expenses, including reasonable attorneys’ fees and court costs (including the same incurred in the enforcement of each indemnity) with respect to any fee, brokerage commission or other payment arising out of any act or omission of Tenant.  Landlord warrants that it has not had any contact or dealings with any real estate broker, agent, finder or other Person which would give rise to the payment of any fee, brokerage commission or other payment in connection with this Master Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any claims, liability, damages, fees, costs or expenses, including reasonable attorneys’ fees and court costs (including the same incurred in the enforcement of such indemnity) with respect to any fee, brokerage commission or other payment arising out of any act or omission of Landlord.

ARTICLE XXIV ANTI‑TERRORISM
24.1 Anti‑Terrorism Representations.  Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (a) the target of any sanctions program that is established by Executive Order of the President of the United States or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (b) designated by the President of the United States or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701‑06, the Patriot Act, Public Law 107‑56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President of the United States issued pursuant to such statutes; or (c) named on the following list that is published by OFAC:  “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”).  Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Master Lease are or will be directly or, to Tenant’s knowledge, indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti‑money laundering laws.  If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
Tenant will not during the Term of this Master Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated, with any Prohibited Persons in connection with the use or occupancy of the Property.  A breach of the representations contained in this Section 24.1 by Tenant as a result of which Landlord suffers actual damages shall, without the necessity of notice to Tenant, constitute a material breach of this Master Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.
ARTICLE XXV REIT PROTECTION
25.1 REIT Protection.  (a) The Parties hereto intend that Rent and all other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Master Lease shall be interpreted consistently with this intent.

(b) Notwithstanding anything to the contrary contained in this Master Lease, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula or allocation such that any portion of any amount received by Landlord (or received or deemed to be received for U.S. federal income tax purposes by any member of Landlord (or any Affiliate of any member of Landlord)) would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Property so subleased, assigned or managed; (iii) sublet or assign to, or enter into a management arrangement for the Property with, any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in which Tenant, Landlord or any member of Landlord (or any Affiliate of any member of Landlord) owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Property in any other manner which could cause any portion of the amounts received by Landlord (or received or deemed to be received for U.S. federal income tax purposes by any member of Landlord (or any Affiliate of any member of Landlord)) pursuant to this Master Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord or any member of Landlord (or any Affiliate of any member of Landlord) to fail to qualify as income described in Section 856(c)(2) of the Code.  The requirements of this Section shall likewise apply to any further subleasing by any subtenant.
(c) Notwithstanding anything to the contrary contained in this Master Lease, the Parties acknowledge and agree that Landlord, in its sole discretion, may assign this Master Lease or any interest herein to another Person (including a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) to maintain the status of any member of Landlord (or any Affiliate of any member of Landlord) as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, that Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.
(d) Notwithstanding anything to the contrary contained in this Master Lease, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements.  Tenant shall take such reasonable action as may be requested by Landlord from time to time to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Master Lease or (iii) materially diminish Tenant’s rights under this Master Lease.

(e) If Tenant contemplates a transaction that would result in any change to the direct or indirect ownership of Tenant and Tenant reasonably believes, after performing appropriate due diligence, that such change could cause any portion of the amounts received by Landlord (or received or deemed to be received for U.S. federal income tax purposes by any member of Landlord (or any Affiliate of any member of Landlord)) pursuant to this Master Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord or any member of Landlord (or any Affiliate of any member of Landlord) to fail to qualify as income described in Section 856(c)(2) of the Code (a “Related Party Rent Issue”; such transaction, a “Tenant Transaction”), then Tenant shall deliver Notice of such Tenant Transaction to Landlord at least five (5) Business Days prior to the consummation thereof (a “Tenant Transaction Notice”).  If Tenant delivers a Tenant Transaction Notice, then both Landlord and Tenant shall have the right to request from each other such information as is reasonably required to determine if such Tenant Transaction would result in a Related Party Rent Issue.  If Landlord or Tenant reasonably determines that such Tenant Transaction would result in a Related Party Rent Issue (or if such Tenant Transaction is consummated and in fact results in a Related Party Rent Issue), then Landlord and Tenant shall work together in good faith to restructure such Tenant Transaction in a manner that does not create a Related Party Rent Issue.
ARTICLE XXVI FAIR MARKET RENT—APPRAISAL
26.1 Fair Market Rent.  In the event that it becomes necessary to determine the Fair Market Rent of any Property for any purpose of this Master Lease, and the parties cannot agree amongst themselves on such value within twenty (20) days after the first request made by one of the parties to do so, then either party may notify the other of a person selected to act as appraiser (such person, and each other person selected as provided herein, an “Appraiser”) on its behalf.  Within 15 days after receipt of any such Notice, the other party shall by notice to the first party appoint a second person as Appraiser on its behalf.  The Appraisers thus appointed, each of whom must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto) with at least 10 years of experience appraising properties similar to the Property, shall, within thirty (30) days after the date of the notice appointing the first Appraiser, proceed to appraise the applicable Property to determine the Fair Market Rent thereof as of the relevant date; provided, that if one Appraiser shall have been so appointed, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within forty (40) days after the making of the initial appointment, then the determination of such Appraiser shall be final and binding upon the parties.  If two (2) Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed 3% of the lesser of such amounts, then the Fair Market Rent shall be an amount equal to 50% of the sum of the amounts so determined.  If the difference between the amounts so determined shall exceed 3% of the lesser of such amounts, then such two (2) Appraisers shall have twenty (20) days to appoint a third (3rd) Appraiser, but if such Appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an Appraiser within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such twenty (20)‑day period.  If no such Appraiser shall have been appointed within such twenty (20) days or within 90 days of the original request for a determination of Fair Market Rent, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court.  Any Appraiser appointed by the original Appraisers, by the American Arbitration Association or by such court shall be instructed to select the determination of Fair Market Rent submitted by Landlord or Tenant, within 30 days after appointment of such Appraiser but otherwise the third appraiser shall have no authority to make any other determination.  The selection by the third Appraiser of the determination of Fair Market Rent shall be final and binding upon Landlord and Tenant as the Fair Market Rent for such interest.  This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.  Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and their own legal fees, and each shall pay one‑half of the fees and expenses of the third Appraiser and one‑half (1/2) of all other cost and expenses incurred in connection with each appraisal.

ARTICLE XXVII OFFICERS’ CERTIFICATES—STATUS OF LEASE
27.1 Certificate of Tenant.  At any time during the Term, Tenant shall, within ten (10) Business Days after written request by Landlord, execute, acknowledge and deliver to Landlord, or any other Person specified by Landlord, an Officer’s Certificate (which may be relied upon by such Person) (a) certifying (i) that, to the knowledge of Tenant, this Master Lease is unmodified and in full force and effect (or if there are modifications, that this Master Lease, as modified, is in full force and effect and stating such modifications and providing a copy thereof if requested) and (ii) the date to which Base Rent, Additional Charges and any other item payable by Tenant hereunder has been paid, and (b) stating (i) whether Tenant has given Landlord any outstanding notice of any event that, with the giving of notice or the passage of time, or both, would constitute a default by Landlord in the performance of any covenant, agreement, obligation or condition contained in this Master Lease and (ii) whether, to the best knowledge of Tenant, Landlord is in default in performance of any covenant, agreement, obligation or condition contained in this Master Lease, and, if so, specifying in reasonable detail each such default.
27.2 Certificate of Landlord.  At any time during the Term, Landlord shall, within ten (10) Business Days after request by Tenant, execute, acknowledge and deliver to Tenant, or any other Person specified by Tenant, a written statement (which may be relied upon by such Person) (a) certifying (i) that this Master Lease is unmodified and in full force and effect (or if there are modifications, that this Master Lease, as modified, is in full force and effect and stating such modifications and providing a copy thereof if requested) and (ii) the date to which Base Rent, Additional Charges and any other item payable by Tenant hereunder has been paid, and (b) stating (i) whether an Event of Default has occurred or whether Landlord has given Tenant any outstanding notice of any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default and (ii) whether, to the best knowledge of Landlord, Tenant is in default in the performance of any covenant, agreement, obligation or condition contained in this Master Lease, and, if so, specifying in reasonable detail each such default or Event of Default.

ARTICLE XXVIII CONDITION OF PROPERTY ON
EXPIRATION OR TERMINATION OF MASTER LEASE
28.1 Delivery of Property.  Upon the expiration or termination of this Master Lease from whatsoever cause with respect to any or all of the Property or a portion thereof with respect to casualty or Condemnation, or as a result of any Event of Default, Tenant shall surrender and deliver the affected Property to Landlord, together with all Alterations, (a) vacant and free from all occupants and tenancies, including all Subleases, (b) broom‑clean and in proper order and condition of repair as required by the other provisions of this Master Lease, reasonable wear and tear excepted, (c) in compliance with all Legal Requirements, Encumbrances and all other requirements of this Master Lease, (d) with all Tenant’s Property removed, and (e) free and clear of all Encumbrances, other than (x) Permitted Encumbrances (except for Subleases), and (y) Landlord Encumbrances.  Notwithstanding the foregoing, in the event of a Master Lease termination as a result of casualty or Condemnation, subparagraph (b) shall not apply to the extent affected by such casualty or Condemnation.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, this Master Lease has been executed and delivered by the Parties effective as of the Commencement Date.
Landlord:
FNLR 1SEA LLC,
a Delaware limited liability company
By:  /s/ William Turner
Name:  William Turner
Title:  Authorized Signatory

Tenant:
FIRST SEACOAST BANK,
a federally chartered savings bank
By:  /s/ James R. Brannen
Name:  James R. Brannen
Title:  President and Chief Executive Officer